Exhibit 10.3

PARK PLACE SUBLEASE

3353 AND 3337 MICHELSON

This PARK PLACE SUBLEASE (this “Sublease”) is made and entered into as of December 22, 2004, by and between CONAGRA FOODS, INC. (formerly known as ConAgra, Inc.), a Delaware corporation (“Sublandlord”) and NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation (“Subtenant”).

1.	Lease of Subleased Premises.

1.1 Prime Lease; Buildings. By a Lease dated as of November 19, 1999 (the “Prime Lease”), Sublandlord leases from Maguire Properties - Park Place, LLC, a Delaware limited liability company (“Prime Landlord”) (as assignee of Jamboree, LLC, a Delaware limited liability company) certain “Premises” (as defined in the Prime Lease, the “Leased Premises”) in Irvine, California in buildings commonly known as 3353 Michelson Drive (the “3353 Building”) and 3355 Michelson Drive (the “3355 Building”), together with the “Concourse” (as defined in the Prime Lease) space in the building known as 3337 Michelson Drive (the “Concourse”). The 3353 Building, the 3355 Building and the 3337 Building are collectively managed and operated by Prime Landlord, are collectively referred to herein as the “Building”. Subtenant has received a redacted copy of the Prime Lease, a copy of which is attached hereto as Exhibit ”F”.

1.2	Subleased Premises.

(a) Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, subject to the terms, covenants, agreements and conditions of this Sublease, those certain premises shown on the drawings attached hereto as Exhibit ”C”, being Suite 100 of the 3353 Building (the “3353 Subleased Premises”) and Suites CN 200, 270 and 300 in the 3337 Building (the “3337 Subleased Premises” and, with the 3353 Sublease Premises, the “Subleased Premises”). The parties stipulate and agree that the 3353 Subleased Premises contain 50,175 square feet of Rentable Area (and 44,013 square feet of Usable Area), that the 3337 Subleased Premises contain 27,720 square feet of Rentable Area (and 24,607 square feet of Usable Area), and that the entire Subleased Premises contain 77,895 square feet of Rentable Area. Sublandlord and Subtenant have each had the opportunity to verify the foregoing Rentable Areas and Usable Areas using their respective architects prior to the date hereof.

(b) Sublandlord also grants Subtenant during the Term of this Sublease the concurrent right to the limited use of the “Common Area” and the “Facility Common Area” (as each is defined in the Prime Lease, the “Common Area”) on a nonexclusive basis, pursuant and subject to the provisions of the Prime Lease, this Sublease and the Rules and Regulations attached to the Prime Landlord’s Consent as Exhibit “C”.

(c) The parties acknowledge that this Sublease is subject to the Prime Lease and all existing liens, encumbrances, deeds of trust, reciprocal easement agreements, development agreements, covenants, conditional use permits, master plans, reservations, restrictions and other matters of record, affecting the Subleased Premises, as well as all Applicable Laws (as defined in Section 29.14). The parties further acknowledge that this Sublease requires the consent of Prime Landlord, in the form attached hereto as Exhibit ”G” (“Prime Landlord’s Consent”) and this Sublease shall become effective only upon the execution and delivery of the Prime Landlord’s Consent. Subtenant shall look to Prime Landlord for the performance of the obligations of Sublandlord under this Sublease relating to the repair, maintenance and operation of the Subleased Premises with the same force and effect as though this Sublease were a direct lease between Prime Landlord and Subtenant for the Subleased Premises. The portion of the Leased Premises which are not part of the Subleased Premises shall be subject to Sublandlord’s sole management and control in accordance with the Prime Lease. Subtenant and Prime Landlord intend to enter into one or more direct leases of space in the Building and elsewhere in the Park Place Project concurrently with this Sublease, but this Sublease shall not be contingent or conditioned upon any other direct lease between Subtenant and Prime Landlord.

1.3 Project. The Building and the Real Property (collectively, the “Building Property”) is a part of a mixed-use commercial development owned by Prime Landlord and affiliates of Prime Landlord, commonly known as Park Place and depicted on the site plan (“Site Plan”) attached as Exhibit “B” (the “Park Place Project”).

(a) Sublandlord shall not take any action with respect to the Common Area the effect of which would be to (i) materially interfere with Subtenant’s business operations in or diminish the use and enjoyment of the Subleased Premises for the purposes intended by this Sublease, or (ii) discriminate between tenants in the Building. Subtenant acknowledges that portions of the Park Place Project may be under construction following Subtenant’s occupancy of the Subleased Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully-constructed project. Except as otherwise expressly provided in this Sublease, Subtenant hereby waives any and all Rent (as defined in Section 1.5) offsets or claims of constructive eviction which may arise in connection with such construction. Similarly, any diminution or shutting off of light, air, or view by any structure that may be erected on lands adjacent to the Building Property and changes from time to time in the development plans for the Park Place Project shall not affect this Sublease, grant any claim to Subtenant under this Sublease, or impose any liability on Sublandlord or Prime Landlord. Subtenant acknowledges that, except as expressly stated in this Sublease or in the Prime Landlord’s Consent, it has not relied on the Site Plan or any representations, whether oral or written, regarding any improvements that may comprise the Park Place Project in entering into this Sublease.

(b) Throughout the Term (as defined in Section 3.1), the Park Place Project, or any part thereof, may change as the development of the Park Place Project occurs. As such events arise, various adjustments relating to Subtenant’s share of Operating Expenses and other calculations based on areas of the Building Property and the Common Area may be required pursuant to the terms and conditions of this Sublease. Any calculations to be made under this Sublease that are dependent upon the measurement of square footage, including but not limited to the calculation of Subtenant’s Common Area Allocable Share, shall be adjusted by Prime Landlord accordingly.

(c) For all purposes of this Sublease, the Rentable Area of the Subleased Premises set forth in Section 1.2 is controlling and is not subject to revision unless adjusted pursuant to the express provisions of this Sublease.

1.4 Fundamental Lease Provisions. All capitalized terms not defined in this Section 1.4 shall have the meaning ascribed to them in Section 1.5 below or as defined elsewhere in this Sublease. Each reference in this Sublease to the Fundamental Lease Provisions shall mean and refer to the following:

Base Rent:	One Million Five Hundred Sixty-Nine Thousand Two Hundred Sixty-Seven and 00/100 ($1,569,267.00) annually.

Base Year:	2005

Building:	As defined in Section 1.1.

Commencement Date:	To be determined pursuant to Section 3.1.

Outside Commencement Date:	February 1, 2005 (subject to extension pursuant to Section 3.2)

Notice Addresses:

Sublandlord’s Notice Address:	ConAgra Foods, Inc. One ConAgra Drive, CC-116 Omaha, NE 68102-5001 Attn: Vice President, Real Estate and Facilities

with a copy to:	ConAgra Foods, Inc. Five ConAgra Drive Omaha, NE 68102 Attn: Capital & Contracts, FF 245

Subtenant’s Notice Address:	New Century Financial Corporation 18400 Von Karman Avenue, Suite 1000 Irvine, California 92612 Attn: Real Estate

with a copy to:	New Century Financial Corporation 18400 Von Karman Avenue, Suite 1000 Irvine, California 92612 Attn: Legal Department

Parking:	Subtenant has no parking rights or privileges under this Sublease. All parking rights are being provided solely by Prime Landlord pursuant to a separate agreement.

Permitted Use:	Solely for general office purposes and related legal uses and for no other purpose.

Subleased Premises:	77,895 square feet of Rentable Area as shown on the attached Exhibit “C” and more fully described in Section 1.2.

Term:	Approximately sixty-seven (67) full calendar months.

Termination Date:	The earlier of August 31, 2010, or the date upon which this Sublease is terminated pursuant to the terms and provisions of this Sublease or by operation of law.

Subtenant Improvement Allowance:	One Million Five Hundred Fifty-Seven Thousand Nine Hundred and 00/100 Dollars ($1,557,900)

Usable Area of the Subleased Premises (approx):	Suite 100-3353 Michelson – 44,013 usable square feet; Suite CN 200/CN 270 - 3337 Michelson - 18,922 usable square feet; Suite CN 300-3337 Michelson - 5,685 usable square feet

1.5 Definitions. As used in this Sublease, the following terms shall have the meaning ascribed to them in this Section 1.5 or as defined elsewhere in the Lease:

“Action” is defined in Section 29.10.

“Additional Rent” is defined in Section 4.2.

“Affiliate” is defined in Section 14.1(b).

“Alterations” is defined in Section 8.1.

“Applicable Laws” is defined in Section 29.14.

“Base Rent” means the Base Rent set forth in Sections 1.4 and 4.1.

“Base Year” means the calendar year specified in the Section 1.4.

“BOMA” means the Building Owners and Managers Association International.

“BOMA Standards” means the standards and methods for measuring rentable or useable floor area in office buildings as promulgated by the BOMA as of the date hereof.

“Building” is defined in Section 1.1.

“Building Property” is defined in Section 1.3.

“Building Standard” is defined in Prime Landlord’s Consent.

“Building Systems” means the Building’s electrical, mechanical, vertical transportation, sprinkler, fire and life safety, structural, plumbing, security, heating, ventilation and air conditioning systems which service the Building (i.e., including those distribution ducts, pipes, conduits, etc. which service the Subleased Premises but excluding any such pipes or conduits which service only the Subleased Premises).

“Calendar Year” means the period from January 1 through December 31 of any year.

“Change Order” is defined in the Prime Landlord’s Consent.

“Commencement Date” is defined in Section 3.1.

“Common Area” is defined in Section 1.2.

“Common Area Managing Agent” is defined in the REA.

“Control” is defined in Section 14.1(b).

“Damage” is defined in Section 12.1.

“Delivery Date” is defined in Section 3.2.

“Environmental Laws” is defined in Section 10.1.

“Event of Default” is defined in Section 22.1.

“Final Plans” is defined in Prime Landlord’s Consent.

“force majeure events” is defined in Section 29.13.

“Hazardous Material(s)” is defined in Section 10.1.

“Impositions” is defined in Section 5.2.

“Indemnified Claims” is defined in Section 16.1.

“Landlord Indemnified Parties” is defined in Section 16.1.

“Mortgagee” means any holder of a mortgage, deed of trust or other security instrument encumbering all or any portion of the Building Property.

“National Holidays” means New Year’s Day, Martin Luther King, Jr.’s Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day and, so long as Subtenant receives notice thereof at least 30 days in advance, any other national holiday(s) commonly recognized by office tenants of the Park Place Project and by Prime Landlord and any janitorial and other service vendors servicing the Building in accordance with their contracts.

“Normal Working Hours” is defined in Section 7.1.

“Operating Expenses” is defined in Section 5.1.

“Outside Commencement Date” means the Outside Commencement Date set forth in Section 1.4.

“Park Place Project” is defined in Section 1.3.

“Person” is defined in Section 14.1(b).

“Prime Landlord” is defined in Section 1.1.

“Prime Lease” is defined in Section 1.1.

“REA” is defined in Section 25.

“REA Managing Agent” means the REA Managing Agent as defined in the REA.

“Real Property” means the real property located beneath (i) the Building and (ii) the walkway to the Parking Structure.

“Reference Rate” is defined in Section 22.2(b).

“Rent” means Base Rent, Operating Expenses, Additional Rent, Impositions and all other sums required to be paid by Subtenant to Sublandlord under this Sublease.

“Rentable Area” of premises on a single-tenant floor and/or multi-tenant floor shall be determined pursuant to BOMA Standards provided that the Rentable Area of a multi-tenant floor shall be the Usable Area of such floor plus 14% of such Usable Area.

“Rentable Area of the Subleased Premises” means the Rentable Area indicated in Section 1.2(a) hereof.

“Service Facilities” means the janitorial, security and building maintenance services required to be provided by Landlord pursuant to the terms of this Sublease.

“Site Plan” is defined in Section 1.2.

“Sublandlord” is defined in the preamble.

“Sublandlord Default” is defined in Section 22.8.

“Sublease” is defined in the preamble.

“Subtenant” is defined in the preamble.

“Subtenant Improvement Allowance” means the amount specified in Section 1.4 and in Section 3 of Exhibit “E”.

“Subtenant Improvements” is defined in Section 2.2 of Exhibit “E”.

“Subtenant’s Plans” is defined in Section 2.1 of Exhibit E.

“Successor” is defined in Section 14.1(b).

“Term” is defined in Section 3.1.

“Termination Date” means the Termination Date specified in Section 1.4.

“Transferee” is defined in Section 14.2.

“Transfer Notice” is defined in Section 14.2.

“Transfer Space” is defined in Section 14.2.

“Underlying Mortgages” is defined in Section 18.1.

“Usable Area” of premises on a single-tenant floor and/or multi-tenant floor shall be determined pursuant to BOMA Standards.

“Usable Area of the Subleased Premises” means the Usable Area of the Subleased Premises specified in Section 1.4.

“Work Letter” or “Tenant Improvement Letter” means the agreement attached hereto as Exhibit “E” regarding the manner of completion of the Subtenant Improvements.

2.	Purpose.

2.1 Use. The Subleased Premises shall be used only for general office uses and other related legal uses and for no other purpose. Without limiting the foregoing, permitted office uses do not include uses for a medical practice, retail sales of goods, showroom, classroom not intended for Subtenant’s internal use, food facilities not intended for Subtenant’s internal use, testing center or non-incidental storage.

2.2 Limitation on Uses. Subtenant shall not commit waste, overload the Building’s structure or subject the Subleased Premises to any use that would damage the Subleased Premises. The population density within the Subleased Premises as a whole shall not exceed one (1) person for each 150 square feet of Rentable Area in the Subleased Premises. Subtenant shall not use or occupy the Subleased Premises, or permit the use or occupancy of the Subleased Premises, in any manner or for any purpose which: (a) would violate any Applicable Laws including, without limitation, those with respect to hazardous or toxic materials, or the provisions of any applicable governmental permit or document related to the Park Place Project (which Sublandlord represents, to its actual knowledge, permit general office use of the Subleased Premises); (b) would adversely affect or render more expensive any fire or other insurance maintained by Prime Landlord for the Building or any of its contents; (c) would impair or interfere with any of the Building Systems or the Service Facilities or violate the terms of the Prime Lease; or (d) would obstruct or interfere with the rights of other tenants of the Building, or injure or annoy them. Sublandlord shall not engage in any activity in or around the Building or the Building Property that would violate any Applicable Laws, including, without limitation, those with respect to Hazardous Materials, or would adversely affect or render more expensive any fire or other insurance maintained by Subtenant for the Subleased Premises or any its contents.

3.	Term.

3.1 Commencement Date. The term of this Sublease (the “Term”) shall commence on the date which is the earlier of (a) the date on which Subtenant takes possession of or occupies any portion of the Subleased Premises for the conduct of its business or (b) the Outside Commencement Date (the “Commencement Date”), and shall end on the Termination Date, unless sooner permissibly terminated pursuant to the terms of this Sublease. Promptly following the Commencement Date, Sublandlord and Subtenant shall confirm the Commencement Date by executing and delivering a Memorandum of Sublease Commencement in the form attached hereto as Exhibit ”D”. If Subtenant fails to execute and deliver such Memorandum of Sublease Commencement (or object thereto) to Sublandlord within ten (10) days after Sublandlord’s request, which failure continues for at least ten (10) days after a second written request from Sublandlord after the lapse of the first 10 day period, then the Commencement Date shall be the date designated by Sublandlord.

3.2 Delivery of Premises. Throughout the period commencing within ten (10) business days after mutual execution and delivery of this Sublease (“Delivery Date”) and ending on the Commencement Date,

Sublandlord shall permit Tenant and its contractors and agents to have access to the Subleased Premises for the construction of the Subtenant Improvements therein pursuant to the Tenant Improvement Letter. If Sublandlord fails to permit Tenant and its contractors and agents to have reasonable access to the Subleased Premises throughout the period commencing on the Delivery Date and ending on the Commencement Date without material interference by Sublandlord or its contractors and agents, then the Outside Commencement Date shall be extended by one day for each such day of delay in Subtenant’s access caused by Sublandlord or its contractors and agents. This Sublease shall not be void, voidable or subject to termination, nor shall Sublandlord be liable to Subtenant for any loss or damage, resulting from Sublandlord’s inability to deliver the Subleased Premises to Subtenant as required herein, without limiting the foregoing delay in Subtenant’s Rent obligation with respect to any delay in delivery of the Subleased Premises to the extent caused by Sublandlord or its contractors or agents. Notwithstanding the foregoing, if the Delivery Date does not occur within thirty (30) days after execution of this Sublease (excluding any force majeure delays and any delays caused by Subtenant), Subtenant shall have the right to terminate this Sublease by giving notice thereof to Sublandlord and Prime Landlord, which termination shall become effective ten (10) days after such notice if Sublandlord does not deliver the Subleased Premises within said 10 day period. If Subtenant so terminates this Sublease, any amounts previously paid by Subtenant to Sublandlord shall be returned to Subtenant and the parties shall have no further obligations hereunder.

3.3 Acceptance of Subleased Premises. Sublandlord has previously occupied the Subleased Premises. Sublandlord represents and warrants, to its actual knowledge, that the Building Systems serving the Subleased Premises are in good working order as of the Delivery Date and that, to its actual knowledge, there are no repair obligations by Prime Landlord or Sublandlord under the Prime Lease that have not been completed as of the Delivery Date. Sublandlord further represents and warrants that to its actual knowledge there are no currently existing latent defects in the Subleased Premises. Prior to the Delivery Date, Sublandlord shall remove all of its personal property, equipment and fixtures from the Subleased Premises and Sublandlord shall repair any material damage to the Subleased Premises caused by its removal of such personal property. Sublandlord shall cause the Subleased Premises to be in a broom-clean condition on the Delivery Date. By entering into the Subleased Premises or any part thereof for the purpose of constructing the Subtenant Improvements therein, and except for such matters as Subtenant shall specify to Sublandlord in writing within ten (10) days thereafter, Subtenant shall be conclusively deemed to have agreed that Sublandlord has performed all of its obligations hereunder with respect to the Subleased Premises as of the Delivery Date and that the Subleased Premises are in a condition that complies with the requirements of this Sublease as of the Delivery Date, without any alterations or modifications thereto, except only for latent defects in the existing tenant improvements of which Sublandlord is notified during the Sublease Term. With respect to latent defects, Sublandlord shall have no responsibility to correct, or liability with respect to, any latent defects in any portion of the Subleased Premises, but in accordance with the Prime Landlord’s Consent, Prime Landlord shall be responsible for the repair of latent defects in the core and shell of the Building. Subtenant accepts this Sublease subject to all applicable zoning laws and regulations, and any easements, covenants or restrictions of record, which Sublandlord represents, to its actual knowledge, do not prohibit the general office use of the Subleased Premises. Except as otherwise expressly provided in this Sublease, the Prime Lease or the Prime Landlord’s Consent, Subtenant acknowledges that neither Prime Landlord nor Sublandlord nor any agent of Prime Landlord or Sublandlord has made any representation or warranty with respect to the Subleased Premises, the Building or any other portion of the Park Place Project, including without limitation, any representation or warranty with respect to the suitability or fitness of the Subleased Premises, the Building or any other portion of the Park Place Project for the conduct of Subtenant’s business.

4.	Base Rent.

The basic annual rent payable to Sublandlord (“Base Rent”) shall be as set forth in this Article 4.

4.1 Base Rent. For the period beginning on the Commencement Date and continuing until the Termination Date, Subtenant shall pay Sublandlord Base Rent in the amount of One Million Five Hundred Sixty-Nine Thousand Two Hundred Sixty-Seven and 00/100 Dollars ($1,569,267.00) annually. Such Base Rent shall be payable in equal monthly installments of One Hundred Thirty Thousand Seven Hundred Seventy-Two and 25/100 Dollars ($130,772.25), each installment being payable in advance on the first day of each calendar month beginning on the Commencement Date and continuing until the Termination Date.

4.2 Other Terms. If the Term begins on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, the monthly installment of Base Rent for such beginning or ending month shall be prorated based upon the number of days in such month occurring during, or before or after, the Term. Base Rent, Operating Expenses and all other charges, payments, late fees, or other sums required to be paid by Subtenant to Sublandlord pursuant to this Sublease (“Additional Rent”), shall be paid to the Sublandlord without deduction or offset of any kind, and in advance and without demand (except as otherwise herein expressly provided) in lawful money of the United States at the office of the Building or such other location and/or to such other person as Sublandlord may from time to time designate in writing.

4.3 Application of Payments. All payments received by Sublandlord from Subtenant shall be applied to the oldest payment obligation owed by Subtenant to Sublandlord. No designation by Subtenant, either in a separate writing or on a check or money order, shall modify this clause or have any force or effect.

5.	Operating Expenses.

5.1 Operating Expenses. In addition to the Base Rent, Subtenant shall pay to Sublandlord in monthly installments the difference between (i) Subtenant’s proportionate share of Tenant’s Share of Operating Expenses (as defined in the Prime Lease) payable by Sublandlord as Tenant under the Prime Lease for the subject calendar year during the Sublease Term and (ii) Subtenant’s proportionate share of Tenant’s Share of Operating Expenses for the Base Year payable by Sublandlord as Tenant under the Prime Lease for the Base Year. Subtenant’s proportionate share shall be the percentage derived by dividing the Rentable Area of the Subleased Premises by the total Rentable Area of the Premises under the Prime Lease (as defined in the Prime Lease). The provisions of the Prime Lease pertaining to the payment of estimated Operating Expenses, including without limitation, Section 25.02 of the Prime Lease, shall likewise govern the manner and timing of payment and reconciliation of Operating Expenses as between Sublandlord and Subtenant. Sublandlord shall provide Subtenant, upon request, in substantial detail for each Calendar Year the calculations performed to determine Subtenant’s proportionate share of Operating Expenses in accordance with this Sublease. Promptly following its receipt of the same, Sublandlord shall provide Subtenant with a copy of the Prime Landlord’s annual statement of Operating Expenses (the “Statement”) delivered pursuant to Section 25.03 of the Prime Lease for each Calendar Year during the Term.

5.2 Impositions. In addition to the Rent and other charges to be paid by Subtenant under this Sublease, Subtenant shall pay Sublandlord for all amounts owed by Sublandlord as Tenant under Section 26 of the Prime Lease which are allocable to the Subleased Premises or are attributable to Subtenant’s use and occupancy of the Subleased Premises and which are in excess of the amounts payable by Sublandlord under said Section 26 of the Prime Lease for the Base Year.

5.3 Non-Payment by Subtenant. If Subtenant should fail to pay, within fifteen (15) days after its due date, any amount or sum of money required to be paid by Subtenant pursuant to this Sublease, in addition to any other remedies provided herein, Sublandlord may, if it so elects, pay such amount or sum of money. Any sums so paid by Sublandlord shall be deemed to be Rent owing by Subtenant to Sublandlord and due and payable upon demand as Rent plus interest at the rate described in Section 24.1 of this Sublease from the date of payment by Sublandlord until the date such sums are repaid by Subtenant.

6.	Abatement for Untenantability.

To the extent that Sublandlord is entitled to an abatement of Rent with respect to any portion of the Subleased Premises under Section 4.5 of the Prime Landlord’s Consent, Subtenant shall receive the same abatement of Rent under this Sublease as to such portion of the Subleased Premises which are not used by Subtenant.

7.	Utilities and Services.

7.1 Prime Landlord Obligations. Pursuant to the Prime Lease and the Prime Landlord’s Consent, Prime Landlord agrees to furnish services and utilities to the Subleased Premises, the cost of which shall be included in Operating Expenses to the extent provided in the Prime Lease, during the periods from 8:00 a.m. to 6:00 p.m.,

Monday through Friday and 8:00 a.m. to 1:00 p.m. Saturday, except National Holidays, and subject to rules and regulations from time to time established by Prime Landlord (such hours and days of operation are herein called “Normal Working Hours”). Subtenant shall look solely to Prime Landlord for the furnishing of such services and utilities and shall not look to Sublandlord with respect thereto. Notwithstanding the foregoing, Sublandlord shall not interfere in any way with Subtenant’s access to the Subleased Premises or the provision of the services and utilities by Prime Landlord to Subtenant. In the event of any failure of such utilities or services which is not caused by Sublandlord, Subtenant shall not offset or reduce the Rent payable under this Sublease (subject to Section 6 above) but instead shall pursue its remedies against Prime Landlord under the Prime Landlord Consent.

7.2 Interruption in Utility Services. Sublandlord shall not be in default under this Sublease, nor be liable for damages or otherwise for failure, stoppage or interruption of any services or utilities or unavailability of access to the Building Property or the Park Place Project, nor shall the same be construed either as an eviction of Subtenant, or result in an abatement of Rent except only (i) to the extent the same is caused by Sublandlord or its agents, contractors or employees or (ii) as provided in Section 6 above to the extent of an abatement of Rent permitted by Section 4.5 of the Prime Landlord’s Consent.

8.	Alterations.

8.1 Restriction on Alterations. The construction of the initial Subtenant Improvements to the Subleased Premises shall be governed by the terms of Tenant Improvement Letter attached hereto as Exhibit “E”. Subtenant shall make no alteration, repair, addition or improvement in, to or about the Subleased Premises after the completion of the initial Subtenant Improvements pursuant to the Tenant Improvement Letter attached hereto (collectively, “Alterations”), without the prior consent of Prime Landlord under the Prime Landlord’s Consent and the prior consent of Sublandlord hereunder, which consent shall not be unreasonably withheld. Subtenant shall submit its proposed plans for the Alterations to both Prime Landlord and Sublandlord concurrently. If Sublandlord fails to respond to the proposed Alterations within ten (10) business days after such submission, then Sublandlord shall be deemed to have approved the proposed Alterations; if Sublandlord does respond within said ten (10) business day period with its disapproval of such Alterations, Sublandlord shall notify Subtenant in detail of the basis for its objections and what modifications to the Alterations would make them acceptable to Sublandlord. The approval or disapproval of the Alterations by Sublandlord shall not affect Prime Landlord’s approval rights under the Prime Landlord’s Consent and Sublandlord’s consent is not required for Alterations which do not require Prime Landlord’s consent under the Prime Landlord’s Consent. Sublandlord shall have no liability or obligation whatsoever with respect to any Alterations. Subtenant shall provide Sublandlord with the same supplemental insurance, if any, required by Prime Landlord under the Prime Landlord Consent, which shall expressly name Sublandlord as an additional insured. Subtenant shall not be permitted to install and make part of the Subleased Premises any materials, fixtures or articles which are subject to liens, conditional sales contracts or chattel mortgages other than trade fixtures, furniture and equipment. If Subtenant makes any Alterations without Sublandlord’s approval (or deemed approval) hereunder and Prime Landlord’s consent under the Prime Landlord’s Consent, or fails to fulfill any condition on such Alterations expressly imposed by this Sublease or Prime Landlord’s Consent, then Sublandlord, at its option, may restore the Subleased Premises to its condition prior to the Alterations at Subtenant’s sole cost and expense. The installation of furnishings, unaffixed moveable fixtures, equipment, or decorative improvements that do not affect Building utility, Building Systems, mechanical or other systems or the structure of the Building shall not constitute Alterations.

8.2 Additional Costs. Any increase in any tax, assessment or charge levied or assessed on Sublandlord as a result of any Alterations in the Subleased Premises shall be payable by Subtenant in addition to the Operating Expenses payable by Subtenant under Article 5.

8.3 Removal and Surrender of Fixtures and Alterations. The removal and/or surrender of Alterations and Subtenant Improvements at the end of the Sublease Term shall be governed by the Prime Landlord’s Consent. Any articles of personal property including business and trade fixtures not attached to, or built into, the Subleased Premises, machinery and equipment, free-standing cabinet work, and movable partitions, which were installed by Subtenant in the Subleased Premises as part of the Subtenant Improvements or otherwise shall be and remain the property of Subtenant and may be removed by Subtenant at any time during the Sublease Term as long as Subtenant is not in default hereunder (following the lapse of any notice and cure periods provided for hereunder) and provided that Subtenant repairs, which repairs, in the case of such removal prior to the end of the Prime Lease term, must be to Sublandlord’s reasonable satisfaction (which shall be deemed satisfied if Prime Landlord is satisfied), any damage to the Subleased Premises, the Building Property and any other part of the Park Place Project caused by such removal. With respect to Subtenant Improvements installed in the Subleased Premises, Sublandlord and Subtenant shall each own undivided interests in such Subtenant Improvements to the extent, in the case of Sublandlord, provided or paid for by Sublandlord, and, in the case of Subtenant, the portion of the cost of such Subtenant Improvements paid for by Subtenant. For purposes of the insurance requirements of Section 11.2, Subtenant shall be deemed to have an insurable interest in all of the Subtenant Improvements and Alterations in the Subleased Premises during the Term.

9.	Maintenance and Repairs.

Except for Prime Landlord’s obligations specifically set forth in Section 6 of the Prime Landlord’s Consent, Subtenant shall, at Subtenant’s sole expense, keep the Subleased Premises and every part thereof clean and in good condition and repair and perform all reasonably required maintenance, repairs and replacements to the Subleased Premises, and Sublandlord and Prime Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Subleased Premises or any part thereof. Except as provided elsewhere in this Sublease or the Prime Landlord’s Consent, there shall be no abatement of Rent with respect to, and Sublandlord shall not be liable for, any injury to or interference with Subtenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Building or Park Place Project, including the Subleased Premises, or in or to the fixtures, appurtenances and equipment therein. Further, neither Sublandlord nor any partner, director, officer, agent or employee of Sublandlord shall be liable for any damage caused by other lessees or persons in or about the Building Property, or for any consequential damages arising out of any loss of use of the Subleased Premises or any equipment or facilities therein by Subtenant or any person claiming through or under Subtenant. Sublandlord has made no representations regarding the condition of the Subleased Premises, the Building Property, the Common Area or the Park Place Project, except as specifically set forth in this Sublease. Subtenant waives the provisions of California Civil Code Section 1941 with respect to Sublandlord’s obligation to maintain the tenantability of the Subleased Premises. As a material inducement to Sublandlord entering into this Sublease, Subtenant waives and releases its right to make repairs at Sublandlord’s expense under Section 1942 of the California Civil Code or under any other law, statute or ordinance now or hereafter in effect, and Subtenant waives and releases the right to terminate this Sublease under Section 1932(1) of the California Civil Code or any similar or successor statute.

10.	Hazardous Material.

10.1 Environmental Laws. For purposes of this Sublease, the term “Hazardous Material” means any chemical, substance, material, controlled substance, object, condition, waste or combination or components thereof, whether injurious by themselves or in conjunction with other materials, which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes or combinations or components thereof which are now or become in the future listed, defined or regulated in any manner in any Environmental Law or other federal, state or local law based upon, directly or indirectly, such properties or effects. “Environmental Laws” means any law governing the use, disposal, storage or generation of any Hazardous Material, including but in no way limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; and the California Health & Safety Code; as such laws may be amended from time to time, and in the regulations adopted and publications promulgated from time to time pursuant to said laws.

10.2 Subtenant’s Covenants. Subtenant hereby represents, warrants and covenants that, except for limited quantities of standard office and janitorial supplies: (a) Subtenant’s business operations in the Subleased Premises do not and will not involve the use, storage or generation of Hazardous Material without Sublandlord’s and Prime Landlord’s prior written consent (which consent may be withheld in Sublandlord’s or Prime Landlord’s sole and absolute discretion); (b) Subtenant shall not cause or permit any Hazardous Material to be brought upon, stored, manufactured, generated, blended, handled, recycled, disposed of, used or released on, in, under or about the Subleased Premises or the Park Place Project by Subtenant (which, for the purposes of this Article 10, is deemed to include Subtenant’s agents, employees, contractors, subtenants, assigns and invitees); and (c) Subtenant shall keep, operate and maintain the Subleased Premises in compliance with all, and shall not permit the Subleased Premises to be in violation of any, Environmental Law or other federal, state or local environmental, health and/or safety related law, decision of the courts, ordinance, rule, regulation, code, order, directive, guideline, permit or permit condition currently existing and as amended, enacted, issued or adopted in the future which is applicable to the Subleased Premises and Subtenant shall not violate any provision of the Prime Lease by the storage or use of Hazardous Materials. Without limiting the foregoing, Subtenant shall promptly provide all information and materials with respect to the Subleased Premises and Subtenant’s use or occupancy thereof as may be required by governmental authorities having jurisdiction.

10.3 Indemnification. Subtenant shall indemnify, protect, defend and hold the Landlord Indemnified Parties harmless from any and all claims, judgments, damages, penalties, enforcement actions, taxes, fines, remedial actions, liabilities, losses, costs and expenses (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any Hazardous Material, in, on, under or about the Subleased Premises, the surface or subsurface of the Park Place Project and/or other properties due to Subtenant’s activities, or failure to act, on or about the Subleased Premises and/or the Park Place Project. Without limiting the foregoing, if any Hazardous Material is found in the soil, surface or ground water in, on, under or about the Park Place Project at any time during or after the Term, the presence of which was caused by Subtenant, Subtenant shall, at its sole cost and expense, promptly take all actions as are necessary to return the Subleased Premises and the Park Place Project to the condition existing prior to the introduction or release of such Hazardous Material in accordance with applicable Environmental Laws and Sublandlord’s and Prime Landlord’s prior written approval, which approval shall not be unreasonably withheld. If Subtenant shall fail to comply with the provisions of this Section 10.3 within five (5) days after written notice by Sublandlord or Prime Landlord, or such shorter time as may be required by any applicable Environmental Laws or in order to minimize any hazard to persons or property, Sublandlord or Prime Landlord may, but shall not be obligated to, arrange for such compliance directly or as Subtenant’s agent through contractors or other parties selected by Prime Landlord, at Subtenant’s sole cost and expense, without limiting Sublandlord’s or Prime Landlord’s other remedies under this Sublease, the Prime Landlord’s Consent or applicable law. The provisions of this Section 10.3 shall survive the expiration or earlier termination of this Sublease.

10.4 Sublandlord’s Covenants. Sublandlord hereby represents, warrants and covenants that it has been and will continue to be, in compliance with the provisions of the Prime Lease governing the storage and use of Hazardous Materials.

10.5 Indemnification. Sublandlord shall indemnify, protect, defend and hold Subtenant and Subtenant’s officers, employees and contractors harmless from any and all claims, judgments, damages, penalties, enforcement actions, taxes, fines, remedial actions, liabilities, losses, costs and expenses (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any Hazardous Materials in, on, under or about the Building, the surface or subsurface of the Park Place Project and/or other properties due to Sublandlord’s activities, or failure to act, on or about the Building and/or the Park Place Project. Without limiting the foregoing, if any Hazardous Material is found in the soil, surface or ground water in, on, under or about the Park Place Project at any time during or after the Term, the presence of which was caused by Sublandlord, and if such presence is in violation of Environmental Laws and directly affects Subtenant, then Sublandlord shall, at its sole cost and expense, promptly take all actions as are necessary to return the Building and the Park Place Project to the condition existing prior to the introduction or release of such Hazardous Material in accordance with applicable Environmental Laws and the Prime Lease. The provisions of this Section 10.5 shall survive the expiration or earlier termination of this Sublease.

11.	Insurance; Waiver of Subrogation.

11.1 Liability Insurance. Subtenant shall at all times during the Sublease Term (and prior to the Sublease Term with respect to any activity of Subtenant hereunder at the Building Property) and at its own cost and expense procure and continue in force workers’ compensation insurance, Employer’s Liability Insurance and Commercial General Liability insurance adequate to protect Subtenant, Sublandlord and Prime Landlord against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Subleased Premises. The limits of liability under the workers’ compensation insurance policy shall be at least equal to the statutory requirements therefor, and the limits of liability under the Employer’s Liability Insurance policy shall be at least One Million Dollars ($1,000,000.00). The Commercial General Liability insurance for injuries to persons and for damage to property at all times shall be in an amount of not less than Three Million Dollars ($3,000,000.00) per occurrence and Six Million Dollars ($6,000,000.00) general aggregate, Combined Single Limit, for injuries to non-employees and property damage. Not more frequently than once each two (2) years, if, in the opinion of Prime Landlord’s lender or of the insurance consultant retained by Prime Landlord, the amount of Employer’s Liability or Commercial General Liability coverage at that time is not adequate based on the amounts of such coverages then customarily being maintained by other office tenants in the John Wayne Airport submarket of Orange County, Subtenant shall increase the insurance coverage as required by either Prime Landlord’s lender or Prime Landlord’s insurance consultant to amounts that are then customarily being maintained by other office tenants in such submarket.

11.2 Property Insurance. Subtenant shall at all times during the Sublease Term maintain in effect policies of insurance covering all leasehold improvements (including, but not limited to, all Subtenant Improvements and Alterations) trade fixtures, merchandise and other personal property from time to time in, on or upon the Subleased Premises, in an amount not less than one hundred percent (100%) of their full replacement cost from time to time during the Term, providing protection against any peril included within the classification “all risk coverage” or “causes of loss – special form” together with insurance against sprinkler water damage (including earthquake caused sprinkler damage), vandalism and malicious mischief and, Builder’s Risk Insurance during construction of any Subtenant Improvements or Alterations costing over $100,000.00. Such property insurance shall provide equivalent or greater coverage than that provided by ISO Form CP 10 30. The proceeds of such insurance, so long as this Sublease remains in effect, shall be used for the repair or replacement of the property so insured. Upon termination of this Sublease due to any casualty, the proceeds of insurance shall be paid to Sublandlord and Subtenant, as their interests appear in the insured property. The full replacement value of the items to be insured under this Section 11.2 shall be determined by Subtenant and acknowledged by the company issuing the insurance policy by the issuance of an agreed amount endorsement at the time the policy is initially obtained, and shall be increased from time to time in order to maintain replacement value coverage.

11.3	Policy Requirements.

(a) All insurance required to be carried by Subtenant hereunder shall be issued by responsible insurance companies, qualified to do business in the State of California and reasonably acceptable to Sublandlord and Prime Landlord. Insurance companies rated A VII or better by Best’s Insurance Reports shall be deemed acceptable.

(b) Each policy shall be written on an “occurrence” basis and shall have a deductible or deductibles, if any, which do not exceed the deductible amount(s) maintained by similarly situated tenants in first-class, buildings in Irvine, California. Each policy shall name Sublandlord, Prime Landlord and Prime Landlord’s property manager, lender and such other parties as Prime Landlord may reasonably designate from time to time, as additional insureds, as their interests may appear, and copies of all policies and endorsements thereto (or a detailed description of the policy terms and conditions by the Subtenant’s agent) together with certificates evidencing the existence and amounts of such insurance and further evidencing that such insurance is in full force and effect, shall be delivered to Sublandlord and Prime Landlord by Subtenant at least ten (10) days prior to Subtenant’s occupancy of any portion of the Subleased Premises, and in any event, prior to any activity of Subtenant hereunder at the Park Place Project. No such policy shall be cancelable except after ten (10) days written notice to both Sublandlord and Prime Landlord but in no event shall there be any interruption in coverage. Subtenant shall, at least ten (10) days prior to the expiration of any such policy, furnish Sublandlord and Prime Landlord with renewals or “binders” thereof. Should Subtenant at any time neglect or refuse to provide the insurance required by this Sublease, or should such insurance be cancelled, either Sublandlord or Prime Landlord shall have the right, but not the duty, to procure the same and Subtenant shall pay the cost thereof as Additional Rent promptly upon Sublandlord’s or Prime Landlord’s demand.

(c) The policies of insurance required to be carried by Subtenant shall be primary and non-contributing with, and not in excess of any other insurance available to Sublandlord or Prime Landlord. The cost of defending any claims made against any of the policies required to be carried by Subtenant shall be included within the coverage of the liability policies subject to the limits of liability for such policies. Subtenant shall immediately report to Sublandlord and Prime Landlord, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by Subtenant, or Subtenant’s receipt of notice or knowledge of any claim by a third party or any occurrence that might give rise to such claims. It shall be the responsibility of Subtenant not to violate nor knowingly permit to be violated any condition of the policies required by this Sublease.

(d) If any of the liability insurance policies required to be maintained by Subtenant pursuant to this Article 11 contains aggregate limits which apply to operations of Subtenant other than those operations which are the subject of this Sublease, and such limits are diminished by more than Two Hundred Thousand Dollars ($200,000.00) after any one or more incidents, occurrences, claims, settlements, or judgments against such insurance, Subtenant shall take immediate steps to restore aggregate limits or shall maintain other insurance protection for such aggregate limits. Any policy of property insurance required hereunder may be in “blanket coverage” form, provided any such “blanket coverage” policy (i) specifically provides that the amount of insurance coverage required hereunder shall in no way be prejudiced by other losses covered by the policy or (ii) is in an amount not less than the sum of one hundred percent (100%) of the actual replacement costs of all of the properties covered under such “blanket coverage” insurance policy. Neither the issuance of any such property insurance policy nor the minimum limits specified in this Section 11.4 shall be deemed to limit or restrict in any way Subtenant’s liability arising under or out of this Sublease.

11.4 Prime Landlord’s Requirements. The Prime Landlord’s Consent provides for Prime Landlord’s insurance obligations.

11.5 Waiver of Subrogation. Sublandlord and Subtenant each hereby releases the other, and waives its entire right of recovery against the other for any direct or consequential loss or damage arising out of or incident to the perils covered by the property insurance policy or policies carried by, or required to be carried by, the waiving party pursuant to this Sublease or the Prime Lease (including deductible amounts), whether or not such damage or loss may be attributable to the negligence of either party or their agents, invitees, contractors, or employees. Each insurance policy carried by either Sublandlord or Subtenant in accordance with this Sublease or the Prime Lease shall include a waiver of the insurer’s rights of subrogation to the extent necessary.

12.	Damage or Destruction.

12.1 Agreement Governs. The provisions of this Sublease, including this Article 12, constitute an express agreement between Sublandlord and Subtenant with respect to any and all damage to, or destruction of, all or any part of the Subleased Premises, the Building or any other portion of the Building Property by fire or other casualty (“Damage”) and no statute or regulation which is inconsistent with this Article 12, now or hereafter in effect, including without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, shall have any application to this Sublease with respect to any damage or destruction to all or any part of the Subleased Premises, the Building or any other portion of the Park Place Project. This Article 12 shall not affect the provisions of Article 16 below, subject to Section 11.6.

12.2 Obligation to Repair. If the Subleased Premises, access thereto within the Building Property or Building Systems serving the Subleased Premises suffer Damage, subject to all other terms of this Article 12, Sublandlord shall enforce the obligations of Prime Landlord with respect to the repair of the Subleased Premises as set forth in the Prime Lease, Prime Landlord’s Consent and any Underlying Mortgage. Sublandlord shall have no separate or additional obligation to repair the Subleased Premises or any improvements therein. Upon any Damage to the Subleased Premises, Subtenant shall assign to Prime Landlord (or Prime Landlord’s designee) any insurance proceeds payable to Subtenant for the repair of improvements under insurance required pursuant to Section 11.2, and Sublandlord shall enforce the obligation of Prime Landlord under the Prime Lease to repair the Building Property and the Subleased Premises, including the Subtenant Improvements and Alterations installed in the Subleased Premises, subject to the provisions of Prime Landlord’s Consent; provided that if the Damage is caused by an earthquake or flood and the cost of the repairs to the Building Property is at least $2,000,000 more than the available proceeds from both Subtenant’s insurance and the insurance policies maintained by Prime Landlord on the Building Property, Subtenant must pay to Prime Landlord Subtenant’s proportionate share of the excess repair costs, based on the Rentable Area of the Subleased Premises as a percentage of the Rentable Area of the Building, as a condition to Prime Landlord having an obligation to repair such Damage. Subtenant shall be responsible for repairing or restoring any furniture, fixtures and equipment within the Subleased Premises. Upon termination of this Sublease due to any Damage, the proceeds of insurance shall be paid to Prime Landlord and Subtenant as their interests appear in the insured property. Neither Prime Landlord nor Sublandlord shall be liable for any loss of business, inconvenience or annoyance to Subtenant arising from any Damage or any repair or restoration of any portion of the Subleased Premises, the Building or other portion of the Park Place Project as a result of any Damage.

12.3 Major Damage to Subleased Premises. If the Subleased Premises, access thereto within the Building Property, or the Building Systems serving the Subleased Premises suffer Damage and if the Prime Lease is terminated pursuant to its terms or the terms of the Prime Landlord’s Consent as to the portion of the Prime Lease Premises which includes the Subleased Premises, then this Sublease shall thereupon terminate. If Prime Landlord is obligated under the Prime Lease and/or Prime Landlord’s Consent to repair the Damage and the Prime Lease remains in effect following such Damage, then this Sublease shall continue in full force and effect, and Rent shall be abated in the manner and to the extent provided in Section 12.5. Sublandlord shall give Subtenant a copy of any notice from Prime Landlord regarding the estimated length of time that will be required to repair the Damage as soon as such notice is received from Prime Landlord and Sublandlord shall notify Subtenant as soon as practicable following any termination of the Prime Lease as a result of Damage.

12.4 Major Damage to Building. Without limiting the provisions of Sections 12.2 and 12.3, if the Building Property suffers Damage which results in the termination of the Prime Lease pursuant to its terms or the terms of the Prime Landlord’s Consent, then this Sublease shall thereupon terminate. If Prime Landlord elects under the Prime Lease and/or the Prime Landlord’s Consent to repair such Damage and the Prime Lease remains in effect following such Damage, then this Sublease shall continue in full force and effect, and Rent shall be abated in the manner and to the extent provided in Section 12.5.

12.5 Rent Abatement. If the Subleased Premises, or any portion thereof, is rendered untenantable and is not used by Subtenant for the operation of its business as a result of Damage, and if Sublandlord’s rent is abated under the Prime Lease and/or the Prime Landlord’s Consent with respect to the portion of the Prime Lease Premises which includes the Subleased Premises, then Subtenant’s Rent hereunder shall be abated for such time as the Subleased Premises or such portion thereof remain untenantable and are not used by Subtenant, to the extent that the rent under the Prime Lease is abated with respect to the Subleased Premises.

13.	Eminent Domain.

13.1 Taking. In case the whole of the Subleased Premises, or such part thereof or of the Building Property as shall substantially interfere with Subtenant’s use and occupancy thereof, shall be taken by any lawful power or authority by exercise of the right of eminent domain, or sold to prevent such taking, and if the Prime Lease is terminated pursuant to its terms or the terms of the Prime Landlord’s Consent with respect to the portion of the Prime Lease Premises that includes the Subleased Premises, then this Sublease shall thereupon terminate. Except as expressly permitted by the terms of this Sublease or the Prime Landlord’s Consent, (i) Subtenant shall not because of such taking assert any claim against Sublandlord, Prime Landlord or the taking authority for any compensation because of such taking, and (ii) Sublandlord or Prime Landlord, in accordance with the Prime Lease, shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Subtenant. Subtenant shall have no claim against Sublandlord or Prime Landlord for the value of any unexpired portion of the Term of this Sublease, other than for prepaid Rent. If the amount of property or the type of estate taken shall not substantially interfere with Subtenant’s use of the Subleased Premises and neither this Sublease or the Prime Lease is terminated, Sublandlord or Prime Landlord, in accordance with the Prime Lease, shall be entitled to the entire amount of the award without deduction for any estate or interest of Subtenant and in such event, Sublandlord or Prime Landlord, in accordance with the Prime Lease and Prime Landlord’s Consent, shall promptly proceed to restore the Subleased Premises to substantially their condition prior to such partial taking, and the Rent shall be abated in proportion to the time during which, and to the part of the Subleased Premises of which, Subtenant shall be so deprived on account of such taking and restoration. Nothing contained in this Article 13 shall be deemed to give Sublandlord or Prime Landlord any interest in, or prevent Subtenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Subtenant or for relocation or business interruption expenses recoverable from the taking authority.

13.2 Temporary Taking. If all or any portion of the Subleased Premises are condemned or otherwise taken for public or quasi-public use for a limited period of time, and the Prime Lease remains in effect, then this Sublease shall remain in full force and effect and Subtenant shall continue to perform all of the terms, conditions and covenants of this Sublease, including without limitation, the payment of Rent and all other amounts required hereunder. Subtenant shall be entitled to receive the entire award made with respect to the Subleased Premises in connection with any temporary condemnation or other taking attributable to any period within the Term. Prime Landlord, pursuant to the Prime Lease, shall be entitled to the entire award for any such temporary condemnation or other taking which relates to a period after the expiration of the Term, excluding the portion of the award which is allocable to the cost of restoration of the Subleased Premises. If any such temporary condemnation or other taking terminates prior to the expiration of the Term, Subtenant shall restore the Subleased Premises as nearly as possible to the condition prior to the condemnation or other taking, at Subtenant’s sole cost and expense to the extent of any award attributable to such restoration.

13.3 Condemnation Award. Subtenant’s assignment of its interest in any condemnation award to Prime Landlord and/or Sublandlord is conditioned upon its legal right to prosecute a separate claim in the condemnation proceeding for any relocation award to which it may be entitled, for any furniture, trade fixtures or other fixtures which Subtenant is entitled to remove at the termination of the Sublease and which are subject to the taking, and for the unamortized cost of any improvements paid for by Subtenant and for any relocation or other business disruption loss Subtenant incurs as a result of such taking.

14.	Assignment and Subletting.

14.1	Limitation.

(a) Subtenant shall not directly or indirectly, voluntarily or involuntarily assign, mortgage or otherwise encumber all or any portion of its interest in this Sublease or in the Subleased Premises (collectively, “Assignment”) or permit the Subleased Premises to be occupied by anyone other than Subtenant or Subtenant’s employees or sublet the Subleased Premises (collectively, “Sub-Sublease”) or any portion thereof without obtaining the prior consent of Sublandlord which, subject to Sections 14.3 and 14.4, will not be unreasonably withheld, and any such attempted Assignment or Sub-Sublease (collectively, “Transfer”) without such prior written consent shall be null and void and of no effect and shall, at the option of Sublandlord, constitute an incurable Event of Default under this Sublease upon notice thereof to Subtenant, provided that, in the case of a Sub-Sublease only, such unapproved Sub-Sublease shall be an Event of Default only if Subtenant fails to terminate or rescind such Sub-Sublease within ten (10) business days following such notice. Any Transfer by Subtenant shall also require the prior consent of Prime Landlord in accordance with the terms of the Prime Landlord’s Consent.

(b) Notwithstanding the foregoing Section 14.1(a) or Section 14.3 below, Subtenant shall have the right, after notice thereof to Sublandlord and Prime Landlord, in accordance with Section 14.2, to Transfer all or a portion of the Subleased Premises, or the leasehold hereunder, to an Affiliate (or a combination of Affiliates) or Successor of Subtenant. For purposes hereof, an “Affiliate” or “Successor” of Subtenant is an entity Controlling, under common Control with or Controlled by Subtenant, including an entity resulting from a consolidation, merger, stock transfer or purchase of all or substantially all the assets of Subtenant, so long as the new or surviving entity has a credit rating (or, if Subtenant does not then have a published credit rating from Standard & Poors, Fitch or Moodys, a net worth) sufficient, in the reasonable opinion of Sublandlord, to enable it to satisfy the remaining obligations under this Sublease (if an Assignee) or Sub-Sublease (if a further sublessee), but excluding, in each case, any entity formed to avoid the restrictions on Transfer by Subtenant hereunder and excluding any agency or department of the United States Government. For purposes of this definition, the word “Control,” as used above, means with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. The word “Person” means an individual, partnership, trust, corporation, firm or other entity. Any such Affiliate or Successor of Subtenant must expressly assume in writing a pro rata share of Subtenant’s obligations hereunder in the proportion that the number of square feet of Rentable Area of the Subleased Premises subleased or assigned to such Affiliate or Successor of Subtenant bears to the total number of square feet of Rentable Area in the Subleased Premises, without relieving Subtenant of any liability hereunder.

14.2 Notice of Intent to Assign or Sublet. If Subtenant desires at any time to Transfer the Subleased Premises or any portion thereof, it shall first give both Sublandlord and Prime Landlord a notice (the “Transfer Notice”) specifying (a) the size and location of the space Subtenant purposes to Transfer (the “Transfer Space”); (b) the effective date of the proposed Transfer, which shall not be less than fifteen (15) business days after the Transfer Notice, and the term for the proposed Transfer; (c) the name of the proposed assignee, subtenant, transferee or occupant (“Transferee”), (d) the nature of the proposed Transferee’s business to be carried on in the Transfer Space, (e) the terms and provisions of the proposed Transfer, and (f) such financial information as Sublandlord and Prime Landlord may reasonably request concerning the proposed Transferee (except that the Transfer Notice does not need to include the information specified in clauses (d) or (e) above in the case of a Transfer to an Affiliate or Successor).

14.3 Sublandlord’s Options. Within ten (10) business days after Sublandlord’s receipt of all of the information required in the Transfer Notice, with respect to a Transfer covered by Section 14.1(a) above, Sublandlord shall notify Subtenant whether Sublandlord consents to such Transfer or denies its consent to such Transfer, which approval shall not be unreasonably withheld. Any Transfer must also comply with the requirements of the Prime Landlord’s Consent.

(a) Sublandlord’s refusal to consent to any such Transfer shall be deemed reasonable if:

(1) The proposed Transferee intends to use the Transfer Space for purposes which are not permitted under this Sublease or the Prime Lease;

(2) The proposed Transferee intends to use the Transfer Space for purposes in violation of the terms of any other lease in the Building, it being understood that the purpose for which any Transferee intends to use the Transfer Space may not be in violation of this Sublease;

(3) In the event of a sub-sublease, the reconfiguration of the Transfer Space would violate any applicable building and safety codes;

(4) The Transferee is a government (or subdivision or agency thereof) that is not already a tenant of the Park Place Project;

(5) The Transferee is, in the reasonable judgment of Sublandlord, insolvent or does not have the financial capacity to perform the obligations to be assumed for the term of the Transfer; or

(6) The Transferee or any director, officer, partner, member or Person controlling such Transferee is included on the anti-terrorism list maintained by the Office of Foreign Assets Control or such Transferee fails or refuses to deliver to Sublandlord: (i) a certification that, to its actual knowledge, neither the Transferee nor any director, officer, partner, member or Person controlling the Transferee is included on the anti-terrorism list maintained by the Office of Foreign Assets Control.

(b) If Sublandlord consents to any Transfer covered by Section 14.1(a) and Prime Landlord consents to such Transfer under the Prime Landlord’s Consent, Subtenant may thereafter within one hundred eighty (180) days after the Transfer Notice, but not later than the expiration of said 180 days, enter into such Transfer of the Transfer Space, upon the same terms and conditions as are set forth in the Transfer Notice. If Subtenant does not consummate a Transfer with respect to the Transfer Space within one hundred eighty (180) days after the Transfer Notice, Subtenant shall, if Subtenant continues to contemplate a Transfer, deliver a new Transfer Notice and Sublandlord shall again have the options set forth in this Section 14.3.

(c) As a condition to Landlord’s consent to any Sub-Sublease, such Sub-Sublease shall provide that it is subject and subordinate to the Prime Lease, this Sublease and to all Underlying Mortgages; that Sublandlord may enforce the provisions of the Sub-Sublease, including collection of rent; that the cost of any modification to the Subleased Premises, Building and/or Park Place Project arising from or as a result of the Sub-Sublease shall be the sole responsibility of Subtenant; that in the event of termination of this Sublease for any reason, including without limitation a voluntary surrender by Subtenant, or in the event of any reentry or repossession of the Subleased Premises by Prime Landlord or Sublandlord, such terminating party may, at its option, either (i) terminate the Sub-Sublease or (ii) take over all of the right, title and interest of Subtenant, as sublessor, under such Sub-Sublease, in which case the Transferee shall attorn to such terminating party, but that nevertheless neither Landlord nor Sublandlord shall (1) be liable for any previous act or omission of Subtenant under such Sub-Sublease, (2) be subject to any defense or offset previously accrued in favor of the Transferee against Subtenant, or (3) be bound by any previous modification of any Sub-Sublease made without Prime Landlord’s and Sublandlord’s written consent, or by any previous prepayment by the Transferee of more than one month’s rent. Notwithstanding anything to the contrary in this Sublease, if Subtenant or any proposed Transferee claims that Sublandlord has unreasonably withheld or delayed its consent under this Section or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be to seek a declaratory judgment and an injunction for the relief sought without any monetary damages, the parties stipulating to seek an expedited judgment of a court of competent jurisdiction and further agreeing that injunctive relief is an appropriate remedy for Sublandlord’s failure to reasonably consent to a proposed Transfer in that damages may be uncertain and difficult to determine, provided, however, that if Subtenant gives Sublandlord a second notice, following the lapse of the period for Sublandlord’s approval or disapproval under Section 14.3, stating that Subtenant will incur damages as a result of Sublandlord’s failure to consent, and if Sublandlord still fails to consent to the Transfer within ten (10) days after such second notice, then the proposed Transfer shall be deemed approved by Sublandlord. Notwithstanding any other provision hereof, Subtenant hereby waives any remedy of terminating this Sublease, either on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee as a result of Sublandlord’s failure or refusal to consent to a proposed Transfer.

14.4	Profits.

(a) If there are any Profits (as defined in Paragraph 14.4(b) below) from any Transfer, then to the extent not required to be paid to Prime Landlord pursuant to the terms of the Prime Lease or Prime Landlord’s Consent, Subtenant shall pay fifty percent (50%) of such Profits to Sublandlord as Additional Rent. Sublandlord’s share of Profits shall be paid to Sublandlord within five (5) business days after receipt thereof by Subtenant. The payments of Profits to Sublandlord shall be made on a monthly basis as Additional Rent with respect to each Transfer separately, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Sublandlord under this Section during the twelve (12) months preceding each annual reconciliation exceed the amount of Profits determined on an annual basis, then Sublandlord shall refund to Subtenant the amount of such overpayment or credit the overpayment against Subtenant’s future obligations under this Section, at Subtenant’s option. If Subtenant has underpaid its obligations hereunder during the preceding twelve (12) months, Subtenant shall immediately pay to Sublandlord the amount owing after the annual reconciliation.

(b) For purposes of this Article 14, “Profits” are defined as all cash or cash equivalent amounts and sums which Subtenant (including any Affiliate or Successor of Subtenant or other entity related to Subtenant) receives on an annual basis from any Transferee, directly or indirectly, in consideration for the occupancy of the Subleased Premises or any portion thereof, less the Base Rent and Operating Expenses pursuant to Article 5 of this Sublease paid during each such annual period by Subtenant attributable pro rata based on Rentable Area to the Transfer Space after Subtenant first recovers from such amounts paid by the Transferee the sum of all out of pocket costs and expenses incurred by Subtenant in connection with the Transfer to such Transferee, including (1) any additional tenant improvement costs paid to such Transferee by Subtenant; (2) reasonable leasing commissions paid by Subtenant in connection with the Transfer; (3) other economic concessions (planning allowance, lease takeover payments, moving expenses, etc.) paid by Subtenant to or on behalf of the Transferee in connection with the Transfer; (4) reasonable costs incurred by Subtenant in advertising the Transfer Space; and (5) reasonable attorneys’ and brokers’ fees paid by Subtenant in connection with the Transfer. Any lump sum payment received by Subtenant from a Transferee shall be treated like any other amount so received by Subtenant for the applicable annual period and, if given in consideration for the occupancy of the Subleased Premises, shall be utilized in computing Profits in accordance with the foregoing. All Profits and the components thereof shall be subject to audit by Sublandlord or its representatives at reasonable times. Subtenant shall deliver to Sublandlord, upon request, any information reasonably required by Sublandlord to calculate and/or substantiate the amount of Profits hereunder.

14.5 No Release of Subtenant’s Obligations. No Transfer shall relieve Subtenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Subtenant hereunder. The acceptance of Rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision of this Sublease or to be a consent to any Transfer. Consent to one Transfer shall not be deemed to constitute consent to any subsequent Transfer.

14.6 Transfer is Assignment. If Subtenant is a corporation which under the then current guidelines published by the Commissioner of Corporations of the State of California is not deemed a public corporation, or is an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an Assignment hereunder.

14.7 Assumption of Obligations. Each Transferee shall assume, as provided in this Section 14.7, all obligations of Subtenant under this Sublease and shall be and remain liable jointly and severally with Subtenant for the payment of the Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Subtenant’s part to be performed for the Term of this Sublease; provided, however, that the Transferee shall be liable to Sublandlord for Rent and other obligations only in the amount and to the extent set forth in the Transfer. No Assignment shall be binding on Sublandlord (or on Prime Landlord) unless the Transferee or Subtenant shall deliver to both Sublandlord and Prime Landlord a counterpart of the Assignment and an instrument which contains a covenant of assumption by the Transferee reasonably satisfactory in substance and form to Sublandlord and Prime Landlord without modifying the obligations under this Sublease and consistent with the requirements of this Section 14.7, but the failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability as set forth above.

14.8 Costs. Subtenant agrees to reimburse each of Prime Landlord and Sublandlord for their reasonable costs and attorneys’ fees (up to $5,000.00 per Transfer) incurred in connection with the processing and documentation of any requested Transfer whether or not Sublandlord or Prime Landlord consents to the Transfer or the same is finally consummated.

15.	Provisions Regarding Sublease

(a) The Sublease and all the rights of parties hereunder are subject and subordinate to the Prime Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Prime Lease. In furtherance of the foregoing, the parties hereby confirm and agree, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Prime Lease and specifically to allocate those rights and obligations in this Sublease, during the Term. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Subleased Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or event of default by Sublandlord under the Prime Lease, during the Term:

(1) Sublandlord shall pay, when and as due, all base rent, additional rent and other charges payable by Sublandlord to Prime Landlord under the Prime Lease;

(2) Except as otherwise expressly provided herein, Sublandlord shall perform its covenants and obligations under the Prime Lease which pertain to Sublandlord’s continued occupancy of the portion of the Prime Lease Premises other than the Subleased Premises, or which do not require for their performance possession of the Subleased Premises and which are (i) not reasonably anticipated to be performed by Subtenant or (ii) not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord.

(3) Sublandlord shall not agree to an amendment to the Prime Lease which might have a material adverse effect on Subtenant’s occupancy of the Subleased Premises, increase Subtenant’s costs under the Sublease or have an adverse effect on the use of the Subleased Premises for their intended purpose, unless Sublandlord shall first obtain Subtenant’s prior written approval thereof, which approval may be withheld by Subtenant in its sole discretion.

(4) Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Subleased Premises which are to be provided by Prime Landlord under the Prime Lease or the Prime Landlord’s Consent. In addition, if Sublandlord is entitled under the Prime Lease to a rent abatement as a result of a failure to furnish or delay in furnishing any service or for diminution in the quality or quantity of any service or any other reason, then Subtenant shall be entitled to a share of such rental abatement based upon how the portion of the Subleased Premises to which the failure, delay or diminution applies compares with the entire premises leased by Sublandlord under the Prime Lease to which the failure, delay or diminution applies. Notwithstanding the foregoing, Prime Landlord shall, in fact, perform its obligations under the Prime Lease and in the event of any default or failure of such performance by Prime Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Prime Landlord to perform its obligations under the Prime Lease that would affect Subtenant’s use or occupancy of the Subleased Premises and, provided that Subtenant specifically agrees to pay all costs and expenses of Sublandlord, and such action does not jeopardize the Prime Lease, then Sublandlord will take such appropriate action as Sublandlord deems reasonably necessary to enforce the Prime Lease.

(b) Sublandlord shall cooperate with Subtenant to cause Prime Landlord to provide services required by Subtenant in addition to those otherwise required to be provided by Prime Landlord under the Prime Lease or the Prime Landlord’s Consent. Subtenant shall pay Prime Landlord’s charge for such services promptly after having been billed therefor by Prime Landlord or by Sublandlord. If at any time a charge for such additional services is attributable to the use of such services both by Sublandlord and by Subtenant, the cost thereof shall be equitably divided between Sublandlord and Subtenant.

(c) Sublandlord represents, covenants and warrants that the Prime Lease is in full force and effect and that Sublandlord has full authority to enter into and execute this Sublease. Sublandlord further represents and warrants that, to the best of Sublandlord’s knowledge this Sublease does not violate any provision of the Prime Lease assuming the execution and delivery of the Prime Landlord’s Consent.

16.	Indemnification and Waiver.

16.1 Indemnity by Subtenant. Subtenant shall indemnify, protect, defend and hold harmless, Sublandlord, Prime Landlord, their respective officers, directors, shareholders, partners, members, agents, attorneys, employees, any affiliate of Sublandlord or Prime Landlord, including without limitation, any corporations or any other entities Controlling, Controlled by or under common Control with Sublandlord or Prime Landlord, the Parties (as defined in the REA) and their respective successors and assigns (collectively, “Landlord Indemnified Parties”), from and against any and all claims, suits, demands, liability, damages and expenses, including attorneys’, expert witnesses’ and consultants’ fees and costs (collectively, “Indemnified Claims”), arising from or in connection with Subtenant’s use or alteration of the Subleased Premises or the conduct of its business or from any activity performed or permitted by Subtenant in or about the Subleased Premises, the Building or any part of the Park Place Project during the Term or prior to the Commencement Date if Subtenant has been provided access to the Subleased Premises, the Building or any part of the Park Place Project for any purpose, or arising from any breach or default in the performance of any obligation on Subtenant’s part to be performed under the terms of this Sublease, or arising from Subtenant’s use of the Building Systems or Service Facilities in excess of their capacity, or arising from any Alterations by Subtenant or any mechanic’s or materialmen’s lien filed against the Subleased Premises or the Building Property by any contractor or subcontractor performing work for Subtenant, or arising from a misrepresentation or incorrect certification given by Subtenant hereunder, or arising from any other act, neglect, fault or omission of Subtenant or any of its officers, agents, directors, contractors, employees, subtenants, assignees or licensees, except to the extent caused by the intentional misconduct or negligence of any of Sublandlord, any Landlord Indemnified Party, or the agents, licensees or contractors of Sublandlord. If any action or proceeding is brought against any of the Landlord Indemnified Parties in connection with any Indemnified Claims, Subtenant, upon notice from Sublandlord or Prime Landlord, shall defend the same at Subtenant’s expense with counsel approved by Sublandlord and Prime Landlord, which approval shall not be unreasonably withheld. Subtenant’s obligations under this Section 16.1 shall survive the expiration or earlier termination of this Sublease.

16.2 Waiver. As a material part of the consideration to the Sublandlord for entering into this Sublease, Subtenant hereby assumes all risk of, and releases, discharges and holds harmless Sublandlord and Prime Landlord from and against any and all liability to Subtenant for, damage to property or injury to persons in, upon or about the Subleased Premises from any cause whatsoever except that which is caused by the gross negligence or willful misconduct of Sublandlord or Prime Landlord. In no event shall Sublandlord or Prime Landlord be liable to Subtenant for any injury to any person in or about the Subleased Premises or damage to the Subleased Premises or for any loss, damage or injury to any property of Subtenant therein or by any malfunction of any utility or other equipment, installation or system, or by the rupture, leakage or overflow of any plumbing or other pipes, including without limitation, water, steam and refrigeration lines, sprinklers, tanks, drains, drinking fountains or similar cause in, about or upon the Subleased Premises, the Building or any other portion of the Park Place Project unless such loss, damage or injury is caused by the gross negligence or willful misconduct of Sublandlord or Prime Landlord.

16.3 Indemnity by Sublandlord. Sublandlord shall indemnify, protect, defend and hold harmless, Subtenant and its officers, directors, shareholders, partners, members, agents, attorneys, employees, any affiliate of Subtenant, including without limitation, any corporations or any other entities Controlling, Controlled by or under common Control with Subtenant and their respective successors and assigns (collectively, “Subtenant Indemnified Parties”), from and against any and all claims, suits, demands, liability, damages and expenses, including attorneys’, expert witnesses’ and consultants’ fees and costs (collectively, “Subtenant Indemnified Claims”), arising from or in connection with Sublandlord’s use or alteration of the remainder of the Prime Lease Premises outside of the Subleased Premises (or its use or alteration of any of the Prime Lease premises during the period prior to the Commencement Date), or the conduct of its business or from any activity performed or permitted by Sublandlord in or about the remainder of the Prime Lease Premises, or the Building or any part of the Park Place Project during the Term or the portion of the Prime Lease term prior to the Commencement Date, or arising from any breach or default in the performance of any obligation on Sublandlord’s part to be performed under the terms of this Sublease or the Prime Lease, or arising from any other act, neglect, fault or omission of Sublandlord or any of its officers, agents, directors, contractors, employees, subtenants, assignees or licensees, except to the extent caused by the intentional misconduct or negligence of any of Subtenant, any Subtenant Indemnified Parties, or the agents, licensees or contractors of Subtenant. If any action or proceeding is brought against any of the Subtenant Indemnified Party in connection with any Subtenant Indemnified Claims, Sublandlord, upon notice from Subtenant, shall defend the same at Sublandlord’s expense with counsel approved by Subtenant, which approval shall not be unreasonably withheld. Sublandlord’s obligations under this Section 16.3 shall survive the expiration or earlier termination of this Sublease.

17.	Definition of Sublandlord.

The term “Sublandlord” as used in this Sublease, so far as covenants or obligations on the part of Sublandlord are concerned, shall be limited to mean and include ConAgra Foods, Inc. as the tenant under the Prime Lease or any permitted successor tenant under the Prime Lease. The term “Prime Landlord” shall be limited to mean the owner or owners, at the time in question, of the fee title of the Building and the landlord under the Prime Lease. In the event of any transfer, assignment or other conveyance of its rights and obligations as the tenant under the Prime Lease by Sublandlord or any transfer, assignment or other conveyance of its title to the Building by Prime Landlord, then the Sublandlord, or Prime Landlord, as the case may be, herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability for the performance of any covenant or obligation on the part of Sublandlord or Prime Landlord contained in this Sublease or in the Prime Landlord’s Consent thereafter to be performed. Without further agreement, the transferee of such rights under the Prime Lease or title to the Building shall be deemed to have assumed and agreed to observe and perform any and all obligations of Sublandlord or Prime Landlord, as the case may be, hereunder, during its tenure as the tenant under the Prime Lease or its ownership of the Building, as the case may be. Sublandlord may transfer its interest in the Prime Lease and Prime Landlord may transfer its interest in the Building without the consent of Subtenant and such transfer or subsequent transfer shall not be deemed a violation on Sublandlord’s or Prime Landlord’s part of any term or condition of this Sublease.

18.	Subordination.

18.1 Subordination. This Sublease is subject and subordinate to the Prime Lease and to all mortgages, trust deeds, and ground and underlying leases (the “Underlying Mortgages”) which now exist or may hereafter be executed affecting the Building Property and to all renewals, modifications, consolidations, replacements and extensions of any such Underlying Mortgages. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee, ground lessor or beneficiary, affecting any Underlying Mortgage in order to make such subordination effective. Subtenant, however, shall execute, within ten (10) days after request, any certificate or document that Prime Landlord may request to effectuate, evidence or confirm such subordination, and failure to do so shall be an Event of Default under this Sublease if such failure continues for ten (10) days after a second notice from Sublandlord following the expiration of the first 10 day period. Notwithstanding the foregoing, (i) upon execution of this Sublease, Prime Landlord and Subtenant are entering into the Prime Landlord’s Consent which shall include an agreement by Prime Landlord not to disturb the occupancy by Subtenant of the Subleased Premises on the terms and conditions of this Sublease in the event of a termination of the Prime Lease due to a default by Sublandlord thereunder which is not caused by the default by Subtenant under this Sublease, and an agreement by Prime Landlord and Subtenant, in the event of such a termination of the Prime Lease, to enter into a direct lease on the same terms and conditions as this Sublease for the balance of the Sublease Term with the deletion of any references to Sublandlord or the Prime Lease and with conforming changes to make it a direct lease with Prime Landlord; and (ii) in the event there is an Underlying Mortgage in place on the execution of this Sublease, Sublandlord will exercise its rights under the Prime Lease to require a non-disturbance agreement from the holder of the Underlying Mortgage (individually and collectively, a “Mortgagee”) whose encumbrance or lien affecting the Land, Project and/or Building is at such time superior to the leasehold estate created by the Prime Lease as a condition to any subordination of the Prime Lease and will provide Subtenant with a copy of any such non-disturbance agreement. The final form of any such Non-Disturbance Agreement shall be in a commercially reasonable form reasonably agreed upon by Sublandlord and Prime Landlord and provided by the Mortgagee who is required to provide a Non-Disturbance Agreement.

18.2 Attornment. If Sublandlord’s interest in the Prime Lease is transferred (a) at the election of the new tenant under the Prime Lease, Subtenant will attorn to and recognize the new tenant under the Prime Lease as Subtenant’s sublandlord under this Sublease, and upon request, Subtenant shall enter into a new sublease, containing all of the terms and provisions of this Sublease, with such new tenant for the remaining term hereof, or, at the election of such new tenant, this Sublease shall automatically become a new sublease between Subtenant and such new tenant under the Prime Lease, upon the terms and provisions hereof for the remaining Term hereof, and Subtenant will confirm such attornment and new sublease in writing within fifteen (15) days after request (Subtenant’s failure to do so will constitute an Event of Default if such failure continues for ten (10) days after a second notice from such new tenant following the expiration of the first 15 day period); and (b) the new tenant shall not be (i) liable for any act or omission of Sublandlord under this Sublease occurring prior to such sale or conveyance, or (ii) subject to any offset, abatement or reduction of Rent because of any default of Sublandlord under this Sublease occurring prior to such transfer.

18.3 Notice from Subtenant. Subtenant shall give written notice to Prime Landlord of any act or omission by Sublandlord which Subtenant asserts as giving Subtenant the right to terminate this Sublease or to claim a partial or total eviction or any other right or remedy under this Sublease or provided by law. Subtenant further agrees that if Sublandlord shall have failed to cure any default within the time period provided for in this Sublease, then Prime Landlord shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days Prime Landlord has commenced and is diligently pursuing the remedies necessary to cure such default in which event this Sublease shall not be terminated while such remedies are being so diligently pursued.

19.	Intentionally Omitted.

20.	Surrender of Subleased Premises and Removal of Property.

20.1 No Merger. The voluntary or other surrender of this Sublease by Subtenant, a mutual cancellation or a termination hereof, shall not constitute a merger, and shall, at the option of Sublandlord, terminate all or any existing Sub-Subleases or shall operate as an assignment to Sublandlord of any or all Sub-Subleases affecting the Subleased Premises.

20.2 Surrender of Subleased Premises. Upon the Termination Date, or upon any earlier termination hereof, Subtenant shall quit and surrender possession of the Subleased Premises to Sublandlord in as good order and condition as the Subleased Premises are now or hereafter may be improved by Sublandlord or Subtenant, reasonable wear and tear and repairs which are Sublandlord’s or Prime Landlord’s obligation excepted, leave the portion of the Building Systems located in the Subleased Premises in good operating condition, to the extent within the control of Subtenant, inform Sublandlord of all combinations on locks, safes and vaults, if any, in the Subleased Premises and shall, without expense to Sublandlord or Prime Landlord, remove or cause to be removed from the Subleased Premises, all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitioning and other articles of personal property owned by Subtenant or installed or placed by Subtenant at its expense in the Subleased Premises, and all similar articles of any other persons claiming under Subtenant unless Sublandlord or Prime Landlord exercises its option to have any subleases or subtenancies assigned to Sublandlord or to Prime Landlord if the Prime Lease has then terminated, and Subtenant shall repair all damage to the Subleased Premises and the Building Property resulting from such removal. Prior to surrendering the Subleased Premises, Subtenant shall repair any damage caused by the removal of Subtenant’s property, including Subtenant’s signs, and any Alterations designated in writing by Sublandlord or by Prime Landlord (at the time of plan approval by Sublandlord or Prime Landlord) to be removed, including without limitation, the repair of the floor, and the patching and painting of the walls to Prime Landlord’s reasonable satisfaction, all at Subtenant’s sole cost and expense. As a matter of clarification, this section shall survive the termination of this Sublease and a breach of this Section 20.2 entitles Sublandlord, after notice and lapse of any applicable cure periods, to all of its remedies hereunder including the indemnity under Section 16.1.

20.3 Disposal of Property. In the event of the expiration of this Sublease or other permissible termination of the Sublease by Sublandlord or Prime Landlord as provided in this Sublease or the Prime Landlord’s Consent, any property of Subtenant not removed by Subtenant upon the expiration of the Term of this Sublease, or within forty-eight (48) hours after a termination by reason of Subtenant’s Event of Default, shall be considered abandoned and Sublandlord or Prime Landlord may remove any or all of such property and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account of, and at the expense and risk of, Subtenant. If Subtenant shall fail to pay the costs of storing any such property after it has been stored for a period of thirty (30) days or more, Sublandlord or Prime Landlord may sell any or all of such property at public or private sale, in such manner and at such places as Sublandlord or Prime Landlord, in its sole discretion, may deem proper, without notice to or demand upon Subtenant. In the event of such sale, Sublandlord or Prime Landlord shall apply the proceeds thereof, first, to the cost and expense of sale, including reasonable attorneys’ fees; second, to the repayment of the cost of removal and storage; third, to the repayment of any other sums which may then or thereafter be due to Sublandlord or Prime Landlord from Subtenant under any of the terms of this Sublease; and fourth, the balance, if any, to Subtenant.

21.	Holding Over.

The Prime Lease will expire on the Termination Date of this Sublease and Subtenant shall have no right to hold over after the expiration of the Term without the prior written consent of Prime Landlord. Any hold over by Subtenant shall be governed by the terms of the Prime Landlord’s Consent.

22.	Defaults and Remedies.

22.1 Defaults by Subtenant. The occurrence of any of the following shall constitute a default under this Sublease by Subtenant (“Event of Default”):

(a) The failure by Subtenant to pay the Rent or make any other payment required to be made by Subtenant under this Sublease and Exhibits hereto as and when due where such failure continues for five (5) business days after notice thereof by Sublandlord to Subtenant; provided, however, that such notice shall be in lieu of and not in addition to any notice required under Section 1161 of the California Code of Civil Procedure;

(b) The abandonment of the Subleased Premises by Subtenant. As used herein, “abandonment” shall be deemed to occur in accordance with Section 1951.3 of the California Civil Code;

(c) The failure by Subtenant to comply with its obligations under Articles 2 and 8 where (i) such failure continues and is not remedied within three (3) business days after notice thereof from Sublandlord to Subtenant, provided such notice specifies that Subtenant will be in an Event of Default if such failure is not remedied within said three (3) business day period and (ii) the failure to comply by Subtenant causes a threat of imminent harm to the Building Property or any Building Systems;

(d) The failure by Subtenant to observe or perform any other provision of this Sublease and the Exhibits hereto, including the Rules and Regulations, to be observed or performed by Subtenant, where such failure continues for thirty (30) days after notice thereof by Sublandlord to Subtenant; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty (30) day period, Subtenant shall not be deemed to be in default if Subtenant shall within such period commence such cure and thereafter diligently prosecute the same to completion. Such thirty (30) day notice shall be in lieu of and not in addition to any notice required under Section 1161 of the California Code of Civil Procedure;

(e) Any action taken by or against Subtenant pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Subtenant (unless, in the case of a petition filed against Subtenant, the same is dismissed within sixty (60) days); the making by Subtenant of any general assignment for the benefit of creditors; the appointment of a trustee or receiver to take possession of all or any portion of Subtenant’s assets located at the Subleased Premises or of Subtenant’s interest in this Sublease, where possession is not restored to Subtenant within sixty (60) days; or the attachment, execution, or other judicial seizure of all or any portion of Subtenant’s assets located at the Subleased Premises or of Subtenant’s interest in this Sublease, where such seizure is not discharged within sixty (60) days;

(f) The failure by Subtenant to provide an estoppel certificate within five (5) business days following notice from Sublandlord to Subtenant that Subtenant has failed to provide a requested estoppel certificate within the ten (10) day period required under Section 29.15 hereof; or

(g) A Transfer to an entity other than an Affiliate or Successor of Subtenant without Sublandlord’s and Prime Landlord’s prior written consent which, as to a Sub-Sublease only, is not rescinded or otherwise terminated within ten (10) business days following notice from Sublandlord to Subtenant of such prohibited Transfer.

(h) Subtenant’s failure, refusal or neglect to cause to be released any mechanics’ lien placed against the Subleased Premises or the Park Place Project which relates to work or services claimed to have been performed for, or materials claimed to have been furnished to, Subtenant or the Subleased Premises, within twenty (20) days after written notice from Landlord thereof, or within such shorter period as is required under the terms of any Underlying Mortgage; or

(i) Any Event of Default otherwise specified in this Sublease.

22.2	Sublandlord’s Remedies.

(a) If an Event of Default shall occur, then, in addition to any other remedies available to Sublandlord at law or in equity, Sublandlord shall have the immediate option to terminate this Sublease and all rights of Subtenant hereunder by giving Subtenant written notice of such election to terminate. In the event Sublandlord shall elect to so terminate this Sublease, Sublandlord may recover from Subtenant:

(1) The worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

(2) The worth at the time of award of any amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Subtenant proves could have been reasonably avoided; plus

(3) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Subtenant proves could be reasonably avoided; plus

(4) Any other amount necessary to compensate Sublandlord for all the detriment proximately caused by Subtenant’s failure to perform its obligations under this Sublease or which in the ordinary course of things would be likely to result therefrom (including any damages incurred by Sublandlord as a tenant under the Prime Lease as a result of Subtenant’s breach or failure to perform hereunder, or a holding over of the Subleased Premises by Subtenant in violation hereof); and

(5) At Sublandlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(b) All Rent shall be computed on the basis of the monthly amount thereof payable on the date of Subtenant’s default, as the same are to be adjusted thereafter as contemplated by this Sublease. As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest in the per annum amount equal to the prime rate of interest or other equivalent reference rate from time to time announced by the Bank of America National Trust and Savings Association (the “Reference Rate”) plus two percent (2%), but in no event in excess of the maximum interest rate permitted by law. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) If Sublandlord elects to terminate this Sublease as a result of Subtenant’s Event of Default, on the expiration of the time stated in Sublandlord’s notice to Subtenant given under Paragraph (a) above, this Sublease and the Term hereof, as well as all of the right, title and interest of Subtenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Subtenant’s liability) as if the date fixed in such notice were the date herein specified for expiration of the term of this Sublease. Thereupon, Subtenant shall immediately quit and surrender to Sublandlord the Subleased Premises, and Sublandlord may enter into and repossess the Subleased Premises by summary proceedings, detainer, ejectment or otherwise, and remove all occupants thereof and, at Sublandlord’s option, any property thereon without being liable for any damages therefor.

(d) If an Event of Default shall occur, in addition, Sublandlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Therefore, if Sublandlord does not elect to terminate this Sublease on account of any default by Subtenant, Sublandlord may, from time to time, without terminating this Sublease, enforce all of its rights and remedies under this Sublease, including the right to recover all Rent as it becomes due.

(e) If an Event of Default shall occur, Sublandlord shall also have the right, without terminating this Sublease, to re-enter the Subleased Premises and remove all persons and property therefrom by summary proceedings or other court process; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Subtenant.

(f) In the event of the abandonment of the Subleased Premises by Subtenant, or in the event that Sublandlord elects to re-enter as provided in Paragraph 22.2(e) above or takes possession of the Subleased Premises pursuant to legal proceeding or pursuant to any notice provided by law, and if Sublandlord does not elect to terminate this Sublease, then Sublandlord may from time to time, without terminating this Sublease, relet the Subleased Premises or any part thereof for such term or terms and at such rent and upon such other terms and conditions as Sublandlord, in its sole discretion, may deem advisable, with the right to make alterations and repairs to the Subleased Premises. In the event that Sublandlord shall elect to so relet, then rentals received by Sublandlord from such reletting shall be applied: First, to the payment of any indebtedness other than Rent due hereunder from Subtenant to Sublandlord; second, to the payment of any cost of such reletting (including, but not limited to, leasing commissions, tenant improvement costs and rent concessions such as free rent); third, to the payment of the cost of any alterations and repairs to the Subleased Premises; fourth, to the payment of Rent due and unpaid hereunder; and the remainder, if any, shall be held by Sublandlord and applied in payment of future Rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during that month by Subtenant hereunder, then Subtenant shall pay such deficiency to Sublandlord. Such deficiency shall be calculated and paid monthly. Subtenant shall also pay to Sublandlord, as soon as ascertained, any costs and expenses incurred by Sublandlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(g) No waiver by Sublandlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by

Sublandlord in enforcement of one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any partial rent payment hereunder by Sublandlord following the occurrence of any default, whether or not known to Sublandlord, shall not be deemed a waiver of any such default or of any of Sublandlord’s rights available under this Sublease or at law or equity, except only a default in the payment of the Rent so accepted.

(h) To the maximum extent permitted by law, Subtenant hereby waives all provisions of, or protection under, any decisions, statutes, rules, regulations or other laws of the State of California to the extent the same are inconsistent with the terms and provisions hereof, including all rights and remedies of Sublandlord provided under this Article.

(i) All covenants, agreements and provisions to be performed by Subtenant under this Sublease shall be performed by Subtenant at Subtenant’s sole cost and without abatement of Rent, except as specifically provided in this Sublease. If Subtenant shall fail to observe and perform any covenant, condition, provision or agreement contained in this Sublease, or shall fail to perform any other act required to be performed by Subtenant, in either such event within ten (10) days following receipt of notice of such failure from Sublandlord, Sublandlord may, upon notice to Subtenant, without obligation, and without waiving or releasing Subtenant from any default or obligations of Subtenant, make any such payment or perform any such obligation on Subtenant’s part to be performed. All sums so paid by Sublandlord and all costs incurred by Sublandlord in making such payment or performing such obligation or enforcing this Sublease, including attorneys’ fees, together with interest thereon in a per annum amount equal to two percent (2%) in excess of the Reference Rate, but not in excess of the maximum rate permitted by law, shall be payable to Sublandlord on demand and Subtenant covenants to pay any such sums, and Sublandlord shall have (in addition to any other right or remedy hereunder) the same rights and remedies in the event of the non-payment thereof by Subtenant as in the case of default by Subtenant in the payment of Rent, following the expiration of any applicable cure periods.

22.3 Re-Entry Not Termination. No acts by Sublandlord following the occurrence of an Event of Default to maintain, preserve or relet the Subleased Premises, or to appoint a receiver to protect Sublandlord’s interest under this Sublease, or to remove property of Subtenant or store such property at a public warehouse or re-entry or taking possession of the Subleased Premises by Sublandlord pursuant to this Article 22 shall be construed as an election to terminate this Sublease unless a written notice of such intention be given to Subtenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Sublandlord because of any Event of Default of Subtenant, Sublandlord may at any time after such reletting elect to terminate this Sublease for any such Event of Default.

22.4 Right of Sublandlord to Injunction; Cumulative Remedies. In the event of a breach by Subtenant, following the expiration of any applicable cure periods, of any of the agreements, conditions, covenants or terms hereof, Sublandlord shall have the right of injunction to restrain the same and the right to invoke any remedy allowed by law or in equity whether or not other remedies, indemnity or reimbursements are herein provided. The rights and remedies given to Sublandlord in this Sublease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Sublandlord, shall be deemed to be in exclusion of any of the others; provided, however, no double recovery shall be permitted.

22.5 No Jury Trial. Sublandlord and Subtenant hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by either Sublandlord against Subtenant or Subtenant against Sublandlord on any matter whatsoever arising out of, or in any way connected with, this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Subleased Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect.

22.6 Waiver of Consequential Damages. Notwithstanding anything to the contrary contained in this Sublease, neither Sublandlord nor Subtenant shall be liable under any circumstances for, and each hereby releases the other from all liability for, consequential damages and injury or damage to, or interference with, the other party’s business, including, but not limited to, loss of title to the Subleased Premises or any portion thereof, loss of profits, loss of business opportunity, loss of goodwill or loss of use, in each case however occurring.

22.7 Definition of Subtenant. The term “Subtenant” shall be deemed to include all persons or entities named as Subtenant under this Sublease, or each and every one of them. If any of the obligations of Subtenant hereunder is guaranteed by another person or entity, the term “Subtenant” shall be deemed to include all of such guarantors and any one or more of such guarantors. If this Sublease has been assigned, the term “Subtenant” shall be deemed to include both the assignee and the assignor.

22.8 Defaults by Sublandlord. If Sublandlord fails to perform any of its obligations or breaches any of its covenants contained in this Sublease and (unless another time limit is specified in this Sublease) such default continues for a period of at least thirty (30) days after demand for performance is given by Subtenant, or if the nature of such default is of such a character as to require more than 30 days to cure, if Sublandlord shall fail to commence said cure promptly and use reasonable diligence in working to complete such cure as quickly as reasonably possible, and if such default has a material adverse impact on Subtenant’s use or occupancy of the Subleased Premises, then Sublandlord shall be deemed to be in material default hereunder (“Sublandlord Default”). Upon any Sublandlord Default, Subtenant may seek the recovery of damages or may seek injunctive relief, but nothing herein shall be deemed to give Subtenant the right to offset against or reduce the Rent or other sums due pursuant to this Sublease (without limiting any other express rights of offset granted to Subtenant under this Sublease) and in no event shall Subtenant have any right to terminate this Sublease as a result of a Sublandlord Default, except as provided in the following sentence. If the Sublandlord Default, however, is of such a nature that it materially and substantially interferes with Subtenant’s occupancy and use of the Subleased Premises, the foregoing provision shall not limit any rights that Subtenant may have, at law, to claim a constructive eviction based on such Sublandlord Default and/or seek to terminate this Sublease, if:

(a) Such Sublandlord Default continues for at least twenty (20) days after a second notice of such default by Subtenant to Sublandlord, Prime Landlord and the holder of any Underlying Mortgage (whose name and address have been previously forwarded to Subtenant), stating that Subtenant may seek to terminate this Sublease based on such default if Sublandlord fails to timely cure such default, and

(b) The Prime Landlord and the holder of any Underlying Mortgage, within thirty (30) days after receipt of the second notice required by clause (a), fail to cure such Sublandlord Default or commence and diligently pursue the remedies necessary to effect such cure. Said 30 day period shall commence on receipt by the Prime Landlord and the holder(s) of the Underlying Mortgages(s) of the second notice as set forth in clause (a) above.

23.	Covenant Against Liens.

Subtenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Subtenant, operation of law or otherwise, to attach to or be placed upon the Subleased Premises or any other portion of the Park Place Project, and any and all liens and encumbrances created by Subtenant shall attach to Subtenant’s leasehold interest in the Subleased Premises, only. Notwithstanding anything to the contrary contained in this Sublease, including, without limitation, Article 14, Subtenant shall not voluntarily create or permit any lien or encumbrance on Subtenant’s leasehold hereunder. Sublandlord shall have the right at all times to post and keep posted on the Subleased Premises any notice which it deems necessary for protection from such liens. Subtenant and Sublandlord each covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Park Place Project, the Building or the Subleased Premises, or any portion thereof, with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Subtenant or the Subleased Premises (including, without limitation, in connection with any Alterations), or to Sublandlord or the Prime Lease Premises, and, in case of any such lien attaching or notice of any lien, Subtenant and Sublandlord each covenants and agrees to cause any such lien for which it is responsible to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Sublease, in the event that such a lien for which Subtenant is responsible is not released and removed within twenty (20) days after notice of such lien is delivered by Sublandlord to Subtenant (or within such shorter period as is required under the terms of the Underlying Mortgage), Sublandlord may, without waiving its rights and remedies based upon such breach by Subtenant and without releasing Subtenant from any of its obligations, immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Sublandlord in connection with such lien shall be deemed Additional Rent under this Sublease and shall immediately be due and payable by Subtenant.

24.	Interest on Subtenant’s Obligations; Late Charges.

24.1 Interest. Any amount due from Subtenant to Sublandlord which is not paid within five (5) days after it is due shall bear interest at the lesser of two percent (2%) in excess of the Reference Rate (as defined in Paragraph 22.2(b)) or the maximum rate per annum which Sublandlord is permitted by law to charge, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any default by Subtenant under this Sublease. In the event Subtenant fails to pay any such interest, any succeeding payments made by Subtenant to Sublandlord for any Rent shall be first applied to such interest. However, interest shall not be payable on late charges incurred by Subtenant. Payment of interest shall not excuse or cure any Event of Default.

24.2 Late Charge. In the event Subtenant is more than five (5) business days late in paying any amount of Rent due under this Sublease, Subtenant shall pay Sublandlord a late charge equal to three percent (3%) of such delinquent payment of Rent. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Sublandlord in processing each delinquent payment of Rent by Subtenant and that such late charge shall be paid to Sublandlord as liquidated damages for each delinquent payment pursuant to California Civil Code Section 1671, but the payment of such late charge shall not excuse or cure any default by Subtenant under this Sublease. The parties further agree that the payment of late charges and the payment of interest provided for in Section 24.1 are distinct and separate from one another in that the payment of interest is to compensate Sublandlord for the use of Sublandlord’s money by Subtenant, while the payment of a late charge is to compensate Sublandlord for the additional administrative expense incurred by Sublandlord in handling and processing delinquent payments, but excluding attorneys’ fees and costs incurred with respect to such delinquent payments.

25.	Quiet Enjoyment.

Subtenant, upon the paying of all Rent hereunder and performing each of the covenants, agreements and conditions of this Sublease required to be performed by Subtenant, shall lawfully and quietly hold, occupy and enjoy the Subleased Premises during the Term without hindrance or molestation of anyone lawfully claiming by, through or under Sublandlord, subject, however, to the provisions of this Sublease and to any Underlying Mortgage (to the extent this Sublease is subordinate thereto, and subject to the terms of any non-disturbance agreement in favor of Subtenant). Subtenant acknowledges and agrees that this Sublease is subject to (a) the effect of covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way and any other matters or documents of record, including but not limited to that certain Construction, Operation and Reciprocal Easement Agreement by and between Crow Winthrop Operating Partnership and Crow Winthrop Development Limited Partnership at the time it was recorded on July 30, 1985 as Instrument No. 85-279768 in the Official Records of Orange County, California, (the “REA”); (b) the effect of any zoning laws of the City, County and State where the Building is situated; and (c) general and special taxes not delinquent. Subtenant agrees (i) that as to its leasehold estate it, and all persons in possession or holding under it, will not violate the terms of the REA or said matters of record; (ii) that this Sublease is and shall be subordinate to the REA and any amendments or modifications thereto; and (iii) that nothing in this Sublease provides Subtenant with any rights under the REA as a Party (as that term is defined in the REA) or otherwise.

26.	Parking.

Subtenant shall have no parking rights or privileges under this Sublease. Prime Landlord’s Consent addresses the parking rights and obligations related to the Subleased Premises.

27.	Brokers.

Sublandlord and Subtenant each warrants to the other that it has not had any contact or dealings with any person or real estate broker other than CB Richard Ellis (“Broker”) which would give rise to the payment of any fee or brokerage commission in connection with this Sublease, and Sublandlord and Subtenant shall indemnify, hold harmless and defend the other and Prime Landlord from and against any liability with respect to any fee or brokerage commission (except one owing to Broker) arising out of any act or omission of the indemnifying party. Sublandlord covenants and agrees to pay all real estate commissions due in connection with this Sublease to Broker in accordance with a separate agreement executed or to be executed by Sublandlord.

28.	Rules and Regulations.

The Rules and Regulations attached to the Prime Landlord’s Consent are incorporated herein and made a part of this Sublease. Subtenant agrees to abide by and comply with each and every one of said Rules and Regulations and any amendments, modifications and/or additions thereto as may hereafter be adopted by Prime Landlord pursuant to the Prime Landlord’s Consent.

29.	General Provisions.

29.1 No Waiver. The waiver by Sublandlord or Subtenant of any breach of any term, provision, covenant or condition contained in this Sublease, or the failure of Sublandlord or Subtenant to insist on the strict performance by the other party, shall not be deemed to be a waiver of such term, provision, covenant or condition as to any subsequent breach thereof or of any other term, covenant or condition contained in this Sublease. The acceptance of Rents hereunder by Sublandlord shall not be deemed to be a waiver of any breach or default by Subtenant of any term, provision, covenant or condition herein, regardless of Sublandlord’s knowledge of such breach or default at the time of acceptance of Rent.

29.2 No Partnership. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of Rent, nor any other provisions contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Sublandlord and Subtenant.

29.3 Terms; Headings. The words “Sublandlord” and “Subtenant” as used herein shall include the plural, as well as the singular. The words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one tenant, the obligations hereunder imposed upon Subtenant shall be joint and several. The headings or titles of this Sublease shall have no effect upon the construction or interpretation of any part hereof.

29.4 Entire Agreement. This Sublease, along with any exhibits and attachments or other documents affixed hereto, constitutes the entire and exclusive agreement between Sublandlord and Subtenant with respect to the Subleased Premises and the estate and interest leased to Subtenant hereunder. In the event of a conflict or inconsistency between any portion of this Sublease and any provision in any of the Exhibits attached hereto, the terms and provisions of this Sublease shall control except that the Prime Landlord’s Consent shall control as to the relationship between Subtenant and Prime Landlord in the event of any conflict between this Sublease and the Prime Landlord’s Consent. This Sublease and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writing signed by both Sublandlord and Subtenant. Sublandlord and Subtenant hereby agree that all prior or contemporaneous oral and written understandings, agreements or negotiations between Sublandlord and Subtenant relative to the leasing of the Subleased Premises are merged into and revoked by this Sublease, without limiting the provisions of Prime Landlord’s Consent.

29.5 Successors and Assigns. Subject to the provisions of Article 14 relating to Assignment and Sublease, this Sublease is intended to and does bind the heirs, executors, administrators and assigns of any and all of the parties hereto. The surrender of this Sublease by Subtenant, or a mutual cancellation of it, shall not work a merger and shall, at the option of Sublandlord, either terminate all or any existing subleases or subtenancies, or operate as an assignment to Sublandlord of all subleases or subtenancies.

29.6 Notices. All notices, consents, approvals, requests, demands and other communications (collectively “notices”) which Sublandlord or Subtenant are required or desire to give, serve upon, or deliver to, the other shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, by nationally recognized overnight delivery service, or by personal delivery, to the appropriate address indicated below, or at such other place or places as either Sublandlord or Subtenant may, from time to time, designate in a written notice given to the other. If the term “Subtenant” in this Sublease refers to more than one person or entity, Sublandlord shall be required to make service or delivery, as aforesaid, to any one of said persons or entities only. Notices shall be deemed sufficiently served or given at the time of personal delivery, following deposit with a nationally recognized overnight delivery service on the date evidenced by a signed receipt, or following the mailing thereof on the date evidenced by a signed certified receipt. Any notice, request, communication or demand by Subtenant to Sublandlord shall be addressed to the Sublandlord at ConAgra Foods, Inc., One ConAgra Drive CC-216, Omaha, Nebraska 68102-5001, Attention: Vice President, Real Estate and Facilities, with a copy to ConAgra Foods, Inc., Five ConAgra Drive, Omaha, Nebraska 68102-5001, Attention: Contracts & Capital Management, with a copy to Prime Landlord under the Prime Landlord’s Consent and if requested in writing by the Prime Landlord, given or served simultaneously to the Prime Landlord’s Mortgagee at the address specified in such request. Any notice, request, communication or demand by Sublandlord to Subtenant shall be addressed to:

New Century Financial Corporation
18400 Von Karman Avenue, Suite 1000
Irvine, CA 92612
Attn: Real Estate Department

With a copy to:	New Century Financial Corporation
18400 Von Karman Avenue, Suite 1000
Irvine, CA 92612
Attn: Legal Department

(and after the Commencement Date, also to the Subleased Premises)

Rejection or other refusal to accept delivery of a notice or the inability to deliver the same because of a changed address of which no notice was given shall be deemed to be receipt of the notice.

29.7 Severability. This Sublease shall not be construed for or against either party as the draftsman hereof, the parties agreeing that both parties and their counsel shall be deemed to have been equally involved in and responsible for the drafting of this Sublease. If any term or provision of this Sublease, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining terms, conditions and covenants of this Sublease shall not be affected thereby and each of said terms, covenants and conditions shall be valid and enforceable to the fullest extent permitted by law.

29.8 Time of Essence. Time is of the essence of this Sublease and each provision hereof in which time of performance is established.

29.9 Governing Law. This Sublease shall be governed by, interpreted and construed in accordance with the laws of the State of California.

29.10 Attorneys’ Fees. If Sublandlord retains the services of attorneys (a) for recovery of possession of the Subleased Premises, or (b) for recovery of any sum due under this Sublease, whether or not suit be filed, then all such costs and expenses, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred by Sublandlord shall be paid by Subtenant if, in fact, Subtenant was in default of its obligations under this Sublease; provided, however, that Sublandlord shall not seek to recover the cost of preparing a notice of default to Subtenant hereunder. If any action or proceeding (including any appeal thereof) is brought by Sublandlord or Subtenant (whether or not such action is prosecuted to judgment) to enforce its respective rights under this Sublease or to enforce a judgment (“Action”), (1) the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’, experts’ and consultants’ fees and costs to be fixed by the court, and (2) as a separate right, severable from any other rights set forth in this Sublease, the prevailing party therein shall be entitled to recover its reasonable attorneys’, experts’ and consultants’ fees and costs incurred in enforcing any judgment against the unsuccessful party therein, which right to recover post-judgment attorneys’, experts’ and consultants’ fees and costs shall be included in any such judgment. The parties hereto hereby waive any right to a trial by jury. The right to recover post-judgment attorneys’, experts’ and consultants’ fees and costs shall (i) not be deemed waived if not included in any judgment, (ii) survive the final judgment in any Action, and (iii) not be deemed merged into such judgment. The rights and obligations of the parties under this Section 29.10 shall survive the termination of this Sublease.

29.11 Light and Air. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building or any other portion of the Park Place Project shall in no manner affect this Sublease or impose any liability whatsoever on Sublandlord.

29.12 Bankruptcy Prior to Commencement. If, at any time prior to the Commencement Date, any action is taken by or against Subtenant in any court pursuant to any statute pertaining to the bankruptcy, the insolvency or the reorganization of Subtenant (which action is not dismissed within 60 days after filing in the case of an involuntary action), Subtenant makes any general assignment for the benefit of creditors, a trustee or receiver is appointed to take possession of substantially all of Subtenant’s assets or of Subtenant’s interest in this Sublease, or there is an attachment, execution or other judicial seizure of substantially all of Subtenant’s assets or of Subtenant’s interest in this Sublease, then this Sublease shall ipso facto be canceled and terminated and of no further force or effect. In such event, neither Subtenant nor any person claiming through or under Subtenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Subleased Premises or any interest in this Sublease and Sublandlord shall, in addition to any other rights and remedies under this Sublease, be entitled to retain any Rent or other monies received by Sublandlord from Subtenant as liquidated damages.

29.13 Force Majeure. Sublandlord shall not be liable for any failure to comply or delay in complying with its obligations hereunder if such failure or delay is due to acts of God, inability to obtain labor due to market-wide labor shortages, strikes, lockouts, governmental restrictions expressly prohibiting compliance, war, terrorism, bioterrorism, civil commotion, fire, earthquake, unavoidable material casualty to the Building Property and other similar causes beyond either party’s reasonable control (all of which events are herein referred to as “force majeure events”). It is expressly agreed that neither party shall be obliged to settle on unreasonable terms any strike to avoid a force majeure event from continuing. Subtenant’s obligations to repair damage to the Subleased Premises shall also be subject to delay by force majeure events.

29.14 Applicable Laws. Subtenant shall not do anything or actively permit anything to be done in or about the Subleased Premises which will violate any law, statute, ordinance or other governmental rule, regulation or requirement now or hereafter in effect, including, without limitation, the Americans with Disability Act of 1990 (as amended and supplemented by further laws from time to time) and local enactments thereof and promulgations thereunder (“Applicable Laws”); provided, however, that Subtenant shall have no obligation to undertake or perform any capital improvements (unless necessitated by any Alterations by Subtenant), all of which shall be the obligation of Sublandlord. At its sole cost and expense, Sublandlord shall promptly comply with all requirements of Applicable Laws that require making changes to the Subleased Premises, the access thereto and Common Area restrooms therefor, Base Building Improvements and Building Systems, and other areas of the Building Property (including structural changes) unless necessitated by Subtenant’s initial improvements to the Subleased Premises or Alterations of the Subleased Premises pursuant to Article 8.

29.15 Estoppel Certificates. Subtenant shall at any time and from time to time upon not less than ten (10) days prior notice by Prime Landlord or Sublandlord, execute, acknowledge and deliver to such Person a statement in writing certifying:

(a) That this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications);

(b) The Commencement Date and Termination Date;

(c) The dates to which the Base Rent, Operating Expenses and other charges have been paid in advance, if any;

(d) Stating whether or not to the current actual knowledge of Subtenant, without investigation or inquiry, Sublandlord is in default in the performance of any covenant, agreement or condition contained in this Sublease and, if so, specifying each such default of which Subtenant may have knowledge;

(e) That this Sublease has not been assigned, modified or amended (or if there has been any assignment, modification or amendment, identifying the same); and

(f) Containing any other information and certifications which reasonably may be requested by Prime Landlord or any Mortgagee.

Any such statement delivered pursuant to this Section 29.15 may be relied upon by any prospective purchaser of the fee of the Building Property or the Park Place Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrancer upon the Building Property or the Park Place Project. Failure of Subtenant to timely execute and deliver such a statement delivered by Sublandlord or Prime Landlord for execution shall constitute acceptance and acknowledgment by Subtenant that all information included in the statement is true and correct.

29.16 No Discrimination. Subtenant covenants by and for itself, its successors, heirs, executors, administrators and assigns, and all persons claiming under or through Subtenant, that this Sublease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of age, race, color, creed, sex, sexual orientation, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Subleased Premises, nor shall Subtenant itself, or any person claiming under or through Subtenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Subleased Premises.

29.17 Examination of Lease. The submission of this instrument for examination or signature by Subtenant, Subtenant’s agents or attorneys, does not constitute a reservation of, or an option to lease, and this instrument shall not be effective or binding as a lease or otherwise until its execution and delivery by both Sublandlord and Subtenant and delivery of Prime Landlord’s Consent by Prime Landlord.

29.18 Limitation on Liability. Subtenant and Sublandlord each agrees that, in any action arising out of or relating to the performance of this Sublease, Subtenant or Sublandlord will proceed only against the other party or its successors and assigns and not against any employee, shareholder, officer or director of such other party (or the owners or managers of any entity to which such other party may assign this Sublease). Notwithstanding anything in this Sublease or any law to the contrary, neither Sublandlord nor Subtenant, nor any of its respective affiliates, directors, officers, employees, agents or shareholders shall have any personal liability under this Sublease, and Subtenant and Sublandlord, for itself and all persons claiming by, through or under it, expressly waives and releases the other party and such related persons and entities from any and all personal liability. The provisions of this Section 29.18 shall survive the expiration or earlier termination of this Sublease. This Section 29.18 does not limit or otherwise affect in any way the obligations of the Guarantor under the Guaranty of Sublease attached hereto.

29.19 Authorization to Execute Sublease. The persons executing this Sublease on behalf of Subtenant represent and warrant to Sublandlord that they are duly authorized to execute and deliver this Sublease on Subtenant’s behalf in accordance with a duly adopted resolution of the board of directors of Subtenant, a copy of which is to be delivered to Sublandlord on execution hereof, and in accordance with the Bylaws of Subtenant, and that this Sublease is binding upon Subtenant in accordance with its terms. The individual executing this Sublease on behalf of Sublandlord is authorized to do so by requisite action of the appropriate board, partnership, or other entity, as the case may be. Sublandlord has the full right and authority to grant the estate demised herein and to execute and perform all of the terms and conditions of this Sublease assuming Prime Landlord’s execution and delivery of the Prime Landlord’s Consent. Subtenant and each person executing this Sublease on behalf of Subtenant certifies to Sublandlord that neither they nor, to their actual knowledge without investigation or inquiry, any of the officers, directors, partners or members of Subtenant are on the anti-terrorism list maintained by the Office of Foreign Assets Control.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date set forth in the first paragraph above.

SUBLANDLORD:

CONAGRA FOODS, INC.,
(formerly known as ConAgra, Inc.)
a Delaware corporation

By:	/s/ James G. Dorfe
Name:	James G. Dorfe
Title:	Vice President—Real Estate and Facilities
Date Signed:	December 23, 2004

TENANT:

NEW CENTURY FINANCIAL CORPORATION,
a Maryland corporation

By:	/s/ Rodney Colombi
Name:	Rodney Colombi
Title:	Senior Vice President
Date Signed:	December 23, 2004

By:	/s/ Jennifer Jewett
Name:	Jennifer Jewett
Title:	Vice President and Assistant Secretary
Date Signed:	December 23, 2004